EXHIBIT 10.49

LICENSE AGREEMENT

BY AND BETWEEN

AMGEN INC.

AND

NUVELO, INC.

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LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “License Agreement”) is made effective as of November 3, 2004 (the “Effective Date”) by and between AMGEN INC., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799 (“Amgen”) and NUVELO, INC., a Nevada corporation having its principal place of business at 670 Almanor Avenue, Sunnyvale, California 94085-1710 and formerly known as Hyseq, Inc. (“Nuvelo”). Amgen and Nuvelo are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Amgen and Nuvelo have been collaborating in the joint development and commercialization of a protein known as Alfimeprase (and other variants of Alfimeprase) under the terms and conditions of that certain Collaboration Agreement between the Parties, dated January 8, 2002 (“Collaboration Agreement”);

WHEREAS, pursuant to Article 15 of the Collaboration Agreement, Amgen has elected to exercise its right to convert its right to jointly develop and commercialize Alfimeprase (and other variants of Alfimeprase) into the grant to Nuvelo of an exclusive license under certain Amgen rights to Develop, manufacture and Commercialize Alfimeprase (and other variants of Alfimeprase);

WHEREAS, Nuvelo wishes, to exclusively license such Amgen rights from Amgen in connection with the Development, manufacture and Commercialization of the Licensed Product(s) (as hereinafter defined), on the terms and conditions herein;

NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used but not otherwise defined herein have the meanings provided in Exhibit A hereto.

ARTICLE 2

GRANT OF LICENSES AND OTHER RIGHTS

2.1 Patent Licenses. Amgen hereby grants to Nuvelo an exclusive license (even as to Amgen) under Amgen Technology to make, have made, use, sell, lease, offer to sell or lease, have sold, import, export or otherwise exploit, transfer physical possession of and transfer title or interest in and to Licensed Products in the Territory.

2.2 Trademark; Copyright Licenses.

(a) Amgen hereby grants to Nuvelo an exclusive royalty-free license, with the right to grant sublicenses (subject to Nuvelo’s compliance with Section 2.3), under Amgen’s entire right,

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title and interest in and to the Product Trademarks, to use and display the Product Trademarks in connection with Licensed Products in the Territory. For the avoidance of doubt, Nuvelo shall have the right to select for and use and display with Licensed Products such Trademarks as it desires.

(b) Amgen hereby grants to Nuvelo an exclusive royalty-free license under Amgen’s entire right, title and interest in any copyrights in and to Promotional Materials, with the right to grant sublicenses subject to Nuvelo’s compliance with Section 2.3 of this License Agreement), to reproduce, distribute copies of, prepare derivative works of and publicly perform and display such Promotional Materials in connection with Licensed Products in the Territory solely in compliance with the terms and conditions of this License Agreement.

(c) Other than with respect to the rights and licenses granted to Joint Know-How under this License Agreement, each Party shall have the unrestricted royalty-free, worldwide right to make, have made, use, sell, lease, offer to sell or lease, have sold, import, export or otherwise exploit, or transfer physical possession of or title in, Joint Know-How, without accounting.

2.3 Sublicensing.

(a) Nuvelo will have the sole right to determine whether to sublicense any of its rights under Section 2.1 or 2.2. Any such sublicense shall require the Sublicensee to comply with the obligations of Nuvelo as contained herein (specifically including without limitation, obligations under Section 6.6, Article 7, Section 11.2 and Section 14.15), and including an obligation of the Sublicensee to account for and report its sales of Licensed Products on the same basis as if such sales were Net Sales by Nuvelo. Any such sublicense shall provide for the termination of the sublicense, or the conversion to a license directly between such Sublicensee and Amgen, at the option of Amgen, upon termination of this License Agreement pursuant to Article 12. Nuvelo shall forward to Amgen a copy of each fully executed sublicense agreement within sixty (60) days of the execution of such agreement.

(b) Notwithstanding the sublicensing of all or part of Nuvelo’s rights and obligations hereunder Nuvelo shall remain responsible for the full and complete performance of all of Nuvelo’s obligations and duties under this License Agreement. For the avoidance of doubt, Nuvelo shall forward to Amgen and acknowledges that Amgen shall be entitled to receive Royalties on Net Sales of Licensed Product(s) sold by Sublicensees hereunder and that Nuvelo shall be responsible to Amgen for paying Royalties due on Net Sales of Product(s) sold by Sublicensees.

2.4 Assignment to Nuvelo. Pursuant to Section 16.9(c)(ii) of the Collaboration Agreement, Amgen shall have transferred or is in the process of transferring to Nuvelo all right, title and interest in all Regulatory Filings and Regulatory Approvals owned in each case by Amgen and shall have delivered or is in the process of delivering to Nuvelo all correspondence between Amgen and Regulatory Authorities relating to all Regulatory Filings and Regulatory Approvals. At Nuvelo’s request and expense, within seven (7) days after such request Amgen will provide Nuvelo with access to any pre-clinical and clinical information (reasonably necessary to the continued Development, manufacturing and Commercialization of a

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Collaboration Product), and Amgen will assist Nuvelo in responding to any request or inquiry regarding such information by a Regulatory Authority.

2.5 Manufacturing License to Nuvelo. Pursuant to Section 4.1, Amgen shall grant to Nuvelo an exclusive license, with a limited right to sublicense (to Third Party manufacturers pursuant to Section 4.2), to make, have made and use Amgen Material and Manufacturing Information solely for the purposes set forth in Section 3.1 below.

2.6 Retained Rights. With respect to the licenses granted under this Article 2, Amgen expressly reserves for itself and its Affiliates a non-transferable, non-sublicensable right to make, have made and use (but not to transfer, sell, have sold, offer to sell or lease, import, export or otherwise exploit or transfer possession of, title to or interest in) Licensed Products under Amgen Technology and Amgen Material and Manufacturing Information which are solely for internal research purposes unrelated to Licensed Products. For the avoidance of doubt, Amgen shall further retain all rights in Amgen Technology and the Amgen Material and Manufacturing Information not expressly licensed hereunder, including the right to make, have made, use, sell, lease, offer to sell or lease, have sold, import, export or otherwise exploit, transfer physical possession of and transfer title or interest in and to products, other than Licensed Products, for any purpose in the Territory.

ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION

3.1 Development and Commercialization. At its discretion Nuvelo shall have sole and full control, authority and responsibility for conducting, funding and pursuing all aspects of Development and Commercialization of each said Licensed Product in the Territory.

3.2 Regulatory Filings and Regulatory Approvals. With respect to each Licensed Product, at its discretion Nuvelo will prepare, file and own all right, title and interest in Regulatory Filings and Regulatory Approvals relating to each said Licensed Product in the Territory.

3.3 Annual Reports. Nuvelo will provide Amgen with detailed written annual reports concerning their efforts regarding Development and Commercialization (pursuant to Article 3) and regarding manufacturing (pursuant to Article 4) of the Licensed Products. At Amgen’s request, Nuvelo shall promptly discuss such annual report and any progress regarding Development, manufacturing and Commercialization with Amgen.

ARTICLE 4

MANUFACTURE AND SUPPLY

4.1 Manufacturing Right. Nuvelo shall be responsible for manufacturing and supplying Licensed Products for Development and Commercialization in the Territory and for making all decisions with respect thereto in its sole discretion, including without limitation, decisions relating to process development work to support quality assurance, improving manufacturing/cost efficiency and commercial scale-up manufacturing. For the avoidance of doubt, Nuvelo shall have final decision making authority to fulfill its regulatory responsibilities

[ * ]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

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over all steps of the manufacturing process (including bulk, finish and fill, labeling and packaging, lot release and management of subcontractors).

4.2 Transfer of Manufacturing Responsibilities. Transfer of manufacturing responsibilities from Amgen to Nuvelo or to a Third Party manufacturer approved by Amgen pursuant to Section 6.7 of the Collaboration Agreement will take place according to Section 16.9(c) of the Collaboration Agreement and notwithstanding any other provision of the Collaboration Agreement, the parties will work together to establish a manufacturing transition plan within the scope and bounds set forth in the outline attached to this License Agreement as Exhibit D.

4.3 Payment for Transfer Expenses. Within ten (10) days after the Effective Date Nuvelo shall pay to Amgen the amount of $373,750 (the “Transfer Deposit”), as a deposit against the 50% share of costs Amgen will incur (based on an FTE rate of    [*]    in transferring manufacturing responsibilities from Amgen to a Third Party manufacturer of Nuvelo’s choosing, for which Nuvelo will be responsible. Within thirty (30) days after the completion of Amgen’s tasks designated in the manufacturing plan the Parties shall meet and reconcile the charges recorded by Amgen in transferring manufacturing responsibilities with the Transfer Deposit. Within thirty (30) days after such reconciliation, Amgen shall pay to Nuvelo any amount by which the Transfer Deposit exceeded the 50% share of Amgen’s costs in transferring manufacturing responsibilities or Nuvelo shall pay to Amgen the amount by which the 50% share of costs in transferring manufacturing responsibilities exceeds the Transfer Deposit. Pursuant to the terms of Section 8.3(f) of the Collaboration Agreement, the Parties will meet to reconcile post-third Calendar Quarter charges to the Operating Profit or Loss that were incurred prior to the Effective Date of this Opt-Out Agreement according to the terms of such Section. Failure by Nuvelo to make any such payment(s) described under this Section 4.3 when due shall be deemed a material breach of Nuvelo’s obligations under this License Agreement.

ARTICLE 5

CONSIDERATION

5.1 Clinical Milestones.

(a) Within thirty (30) days following the first achievement or occurrence with the first Licensed Product(s) of each of the following milestone events by performance of Nuvelo or an Affiliate or Sublicensee of Nuvelo (“Milestone Event(s)”), Nuvelo shall pay to Amgen the corresponding one-time, non-creditable, non-refundable milestone payments set forth herein (“Milestone Payment(s)”):

Milestone Event		Milestone Payment

(i)	Administration of a Licensed Product to the first patient in a Pivotal Trial	$5,000,000.00

(ii)	Upon the first BLA filing for a Licensed Product in the United States, EU or Japan	[ * ]

(iii)	Upon the first BLA approval for a Licensed Product in the United States	[ * ]

(iv)	Upon the first BLA approval for a Licensed Product in the EU	[ * ]

(v)	Upon the first BLA approval for a Licensed Product in Japan	[ * ]

	Total	$40,000,000.00

[ * ]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

For the purposes of this Section 5.1(a) of the License Agreement, the first Milestone Event shall be deemed to have occurred upon the earlier of (I) the administration of a Licensed Product to the first patient in a clinical trial after the Effective Date or (II)     [ * ]             provided, however that in the event that Nuvelo has not commenced a clinical trial prior to     [ * ]         directly due to a decision by FDA that the Licensed Product produced by Amgen under Process B is not bio-equivalent to the Licensed Product produced by Amgen under Process A thus requiring further manufacturing be performed before the start of the next clinical trial, then such     [ * ]     date shall have no effect and the first Milestone Event shall be deemed to have occurred upon the administration of a Licensed Product to the first patient in a clinical trial after the Effective Date.

(b) For purposes of clarification, if any of the Milestone Events set forth above in Sections 5.1(a)(ii)-(v) are achieved prior to or in the absence of the achievement of the Milestone Event set forth in Section 5.1(a)(i) then, effective upon achievement of any of such Milestone Events, the previously unpaid Milestone Payment set forth in Section 5.1(a)(i) shall also become due and payable. No Milestone Payment shall be payable more than once, no matter how many times achieved by one or more Licensed Product(s). Each such Milestone Payment shall be nonrefundable and noncreditable against Royalties payable pursuant to Section 5.2 and any other fees, other Milestone Payments or other payments due Amgen with respect to Licensed Product(s) under this License Agreement.

(c) In the event catheter clearance shall be the first indication pursued by Nuvelo, and the Milestone Event(s) set forth in Sections 5.l(a)(i) or 5.1(a)(ii) is/are first achieved with respect to the catheter clearance indication. Nuvelo shall pay to Amgen fifty percent (50%) of the corresponding Milestone Payment for any such achieved Milestone Event, with the balance of any such corresponding Milestone Payment being due and payable upon the achievement of such Milestone Event with respect to any non-catheter clearance indication. In the event that Nuvelo shall not have obtained Regulatory Approval for the treatment of peripheral arterial occlusion in the United States, but off-label gross sales in the United States for the treatment of peripheral arterial occlusion are or exceed         [ * ]                 Dollars         [ * ]            , (based on data provided by IMS International, or if such data shall not be available, based on such other data mutually agreed to by Amgen and Nuvelo), then Nuvelo shall immediately pay the balance of any partially paid Milestone Payment under this Section 5.3(c).

[ * ]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(d) If the Effective Date of this License Agreement is after the date of achievement of any Milestone Event(s) set forth in Sections 5.1(a)(i) and 5.1(a)(ii), then the corresponding Milestone Payment of such previously achieved Milestone Event shall be deemed waived and not payable to Amgen.

(e) If the Effective Date of this License Agreement is after the date of achievement of any Milestone Event(s) set forth in Sections 5.1(a)(iii), (iv) or (v), the corresponding Milestone Payment shall be due within thirty (30) days after the Effective Date of this License Agreement. Notwithstanding the above sentence, the     [ * ]         Dollar ($ [ * ]            ) Regulatory Approval Milestone incurred by Nuvelo under Section 7.2 of the Collaboration Agreement as a consequence of the achievement of any such Milestone Event shall be creditable against any Milestone Payments due for the achievement of any Milestone Event(s) set forth in Sections 5.1(a)(iii), (iv) or (v) prior to or during the Term of this License Agreement.

5.2 Royalties. Subject to Sections 5.3 and 5.4, below, Nuvelo shall pay to Amgen a Royalty, based on the following Royalty rates, for annual Net Sales of each Licensed Product (on a Licensed Product-by-Licensed Product basis) by Nuvelo, its Affiliates, or its Sublicensees in the Territory:

(a) a Royalty rate of [*] percent (   [*]  ) of that portion of annual Net Sales in the Territory of each such Licensed Product that is less than or equal to        [ * ]            [ * ] (  [ * ]        );

(b) a Royalty rate of     [*]     percent (    [ * ]    ) of that portion of annual Net Sales in the Territory of each such Licensed Product that is greater than    [ * ]                 Dollars ($ [ * ]            ) and less man or equal to     [ * ]                 Dollars ($  [ * ]             ); and

(c) a Royalty rate of [ * ]     percent (    [ * ]    ) of that portion of annual Net Sales in the Territory of each such Licensed Product that is greater than     [ * ]                     Dollars ($ [ * ]        ).

5.3 [ * ] Nuvelo acknowledges that Nuvelo may be obligated to pay Third Party Payments to             [ * ]                                         ”) for licensing of certain [ * ] [ * ]                     technology with respect to Licensed Products, in addition to the Milestone Payments set forth in Section 5.1 and the Royalties set forth in Section 5.2 above. Such payments shall be non-creditable against any payments due to Amgen under this License Agreement.

5.4 Third Party Royalty Reduction. Nuvelo shall be responsible for obtaining any licenses, and for making any Third Party Payments thereunder, or making any then-due Third Party Payments to Amgen (for forwarding to the licensing Third Party) under any sublicenses granted by Amgen hereunder, for rights to any Third Party intellectual property required to make, have made, use, sell, lease, offer to sell or lease, have sold, import, export or otherwise exploit, or transfer physical possession of or title in, a Licensed Product in one or more countries in the Territory. With the exception of any Third Party Payments payable to [*]     for licensing certain         [ * ]                             technology, if, and for so long as Nuvelo is required to pay

[ * ]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

such Third Party royalties for such license, fifty percent (50%) of the royalties which are payable by Nuvelo shall be creditable by Nuvelo against any Royalties due to Amgen under Section 5.2 above for the Net Sales of such Licensed Product in such country, provided however, that, on a Licensed Product-by-Licensed Product basis, Nuvelo’s Royalty rate set forth in Section 5.2 in any given year will not be reduced in excess of two percent (2.0%) (e.g.,[ * ]%, [ * ]% and [ * ]% respectively) as a consequence of any royalties being creditable against the Royalties to be paid to Amgen by Nuvelo. Nuvelo shall have sole discretion, authority and right with respect to determining whether to enter into an agreement for a license or other rights and to incur an obligation for any Third Party Payments.

5.5 Competition Reduction. If, and for so long as one or more Competitive Product(s) shall be commercially available in a country in the Territory and shall have in the aggregate a share of more than [ * ] percent ([ * ]%) of the total market of all Licensed Product(s) in that country as measured by sales units (based on data provided by IMS International, or if such data shall not be available, based on such other data mutually agreed to by Amgen and Nuvelo), Nuvelo shall have the immediate right to reduce the Royalty rates on Net Sales of each such Licensed Product(s) in such country by [ * ] percent ([ * ]%) of those set forth in Section 5.2.

5.6 Term of Royalties. Amgen’s right to receive Royalties under Section 5.2 shall expire, on a Licensed Product-by-Licensed Product basis and country-by-country basis, upon the later of: (a) ten (10) years after the date of First Commercial Sale of each such Licensed Product; or (b) the expiration of the last-to-expire of the Amgen Patent Rights and (subject to the following sentence) Joint Patent Rights containing an issued Valid Claim that, but for the license granted by Amgen to Nuvelo, would be infringed by the use or sale by Nuvelo, its Affiliates and Sublicensees of such Licensed Product in such country. Where the Joint Patent Rights described in subparagraph (b) subsist after expiry of the Amgen Patent Rights, then upon such expiry the Royalties payable pursuant to Section 5.2 (as reduced by Sections 5.4 and 5.5, as applicable) shall be further reduced by [ * ] percent [ * ]%) of the amount payable immediately before expiry of the Amgen Patent Rights, and shall continue to be payable by Nuvelo if:

(i) a mutually acceptable outside patent counsel has provided a written opinion to both Parties to the effect that but for a license under such subsisting Joint Patent Rights, the actual or theoretical using (in accordance with a label claim of, or with published, statistically significant clinical human trial results regarding, a Licensed Product) or selling by a Third Party of a competing pharmaceutical product within the meaning of Competitive Product would infringe an issued Valid Claim under the Joint Patent Rights, or

(ii) Nuvelo has elected to continue to retain its exclusive rights to such subsisting Joint Patent Rights,

but failing which Nuvelo’s obligation to pay all Royalties shall expire and each Party shall thereafter be free to use and exploit their respective interest in the Joint Patent Rights without the obligation to obtain the consent of, or to account to, the other Party. Notwithstanding any of the foregoing, after expiration of Amgen’s right to receive Royalties for at least one Licensed Product (i.e. the first Licensed Product), Amgen’s right to receive Royalties for any subsequent Licensed Product shall be determined solely by subparagraph (b) above and not by subparagraph (a).

[ * ]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

5.7 Sublicensing in Asian Countries. In the event of a sublicensing by Nuvelo to a Third Party of the right to Develop and/or Commercialize Licensed Products in Asian Countries, Amgen will waive all of Nuvelo’s Milestone Payments described in Section 5.1(a)(v) above (and the Milestone Payments due under Section 5.1(a)(i) or Section 5.1(a)(ii) shall only apply upon achievement of the corresponding Milestone Event in a country other than a country within the Asian Countries), and the Royalty payment described in Section 5.2 above with respect to Net Sales of Licensed Products in such Asian Countries, and will instead receive [*] percent ([*]%) of all consideration received by Nuvelo from such Sublicensee. In all other regions, Nuvelo shall remain responsible for all other rights and obligations under this License Agreement, including making all payments to Amgen in accordance with Sections 5.1 and 5.2 and in guaranteeing the performance of such Sublicensee for all other obligations to Amgen.

ARTICLE 6

INTELLECTUAL PROPERTY

6.1 Technology Ownership. Ownership of inventions shall be determined in accordance with the rules of inventorship under United States patent laws. Subject to the licenses granted in Section 2.1, as between the Parties, Amgen shall own all right, title and interest in and to Amgen Technology, and any Confidential Information contained therein shall be considered the Confidential Information of Amgen. As between the Parties, all right and interest in and to Joint Know-How (which shall be considered the joint Confidential Information of the Parties) and Joint Patent Rights shall be owned jointly by Nuvelo and Amgen, and shall be subject to the license granted to Nuvelo in Section 2.1.

6.2 Prosecution.

(a) At its sole cost and expense, Nuvelo will be responsible (using mutually acceptable outside counsel) for the filing, prosecution, defense and maintenance of Amgen Patent Rights before all patent authorities in the Territory. Amgen shall have the right to review and comment on such filing, prosecution and defense of the Amgen Patent Rights by Nuvelo and if such outside counsel concludes that taking any specific action(s) may likely have an adverse effect on the scope or validity of any such Amgen Patent Rights, then Nuvelo shall not take such specific action(s) without the prior express written consent of Amgen and. if Amgen shall not have given its consent to such action, Nuvelo shall propose an alternative strategy for Amgen’s consideration. To that end, Nuvelo shall instruct such outside counsel to furnish Amgen with a reasonably complete draft of each potential submission to a patent authority regarding Amgen Patent Rights no later than twenty (20) days (or if given less than twenty (20) days to respond as soon as practicable) prior to the date such submission is proposed to be made, and shall reasonably consider any of Amgen’s timely comments thereon. Additionally, Nuvelo shall instruct such outside counsel to provide Amgen with a copy of each submission made to and document received from a patent authority regarding any Amgen Patent Rights reasonably promptly after making such filing or receiving such document. If Nuvelo determines in its sole discretion to not file, prosecute, defend or maintain any claim or patent application or patent within Amgen Patent Rights in any country, then Nuvelo shall provide Amgen with thirty (30) days prior written notice of such determination to provide Amgen with the right and opportunity to file, prosecute and maintain such claim or patent application or patent at Amgen’s sole cost and expense.

[ * ]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(b) At its own cost and expense, Nuvelo will be responsible (using mutually acceptable outside counsel) for the filing, prosecution, defense and maintenance of Joint Patent Rights before all patent authorities in the Territory. Amgen shall have the right to review and comment on such filing, prosecution and defense of the Joint Patent Rights by Nuvelo and if such outside counsel concludes that taking any specific action(s) may likely have an adverse effect on the scope or validity of any such Joint Patent Rights, then Nuvelo shall not take such specific action(s) without the prior express written consent of Amgen and, if Amgen shall not have given its consent to such action, Nuvelo shall propose an alternative strategy for Amgen’s consideration. To that end, Nuvelo shall instruct such outside counsel to furnish Amgen with a reasonably complete draft of each potential submission to a patent authority regarding Joint Patent Rights no later than twenty (20) days (or if given less than twenty (20) days to respond as soon as practicable) prior to the date such submission is proposed to be made, and shall reasonably consider any of Amgen’s timely comments thereon. Additionally, Nuvelo shall instruct such outside counsel to provide Amgen with a copy of each submission made to and document received from a patent authority regarding any Joint Patent Rights reasonably promptly after making such filing or receiving such document. If Nuvelo determines in its sole discretion to not file, prosecute, defend or maintain or any claim or patent application or patent within Joint Patent Rights in any country, then Nuvelo shall provide Amgen with thirty (30) days prior written notice of such determination to provide Amgen with the right and opportunity to file, prosecute, defend and maintain such claim or patent application or patent on behalf of both Parties (at Amgen’s sole cost and expense).

(c) Amgen and Nuvelo shall each provide to the other any invention disclosures submitted to its respective outside or in-house patent counsel in the normal course of its business which disclose an invention within Amgen Know-How and Joint Know-How, respectively. Amgen and Nuvelo shall cooperate with each other and render all reasonable assistance in prosecuting and maintaining all intellectual property licensed under this License Agreement. Amgen and Nuvelo shall cooperate with each other in any such matters, and shall sign any necessary legal papers and provide the Party responsible for such prosecution with data or other information in support thereof (and use their best efforts to ensure the cooperation of any of their respective personnel and, in the case of Nuvelo, it’s Affiliates and licensee(s) as might reasonably be requested).

(d) Nuvelo shall be responsible (using mutually acceptable outside counsel) for the filing, prosecution, defense and maintenance of the Product Trademarks before all trademark authorities in the Territory. For the Product Trademarks solely or jointly owned by Amgen, Amgen shall have the right to review and comment on such filing, prosecution and defense of the Product Trademarks by Nuvelo and if such outside counsel concludes that taking any specific action(s) may likely have an adverse effect on the scope or validity of any such Product Trademarks, then Nuvelo shall not take such specific action(s) without the prior express written consent of Amgen, and Nuvelo shall propose an alternative strategy for Amgen’s consideration. To that end, Nuvelo shall instruct such outside counsel to furnish Amgen with a reasonably complete draft of each submission to a trademark authority regarding the Product Trademarks no later than twenty (20) days prior to the date such submission is proposed to be made, or if given less than twenty (20) days to respond as soon as practicable, and Nuvelo will consider any of Amgen’s reasonably timely comments thereon. Additionally, Nuvelo shall instruct such outside counsel to provide Amgen with a copy of each submission made to or document received from a

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trademark authority regarding any Product Trademarks reasonably promptly after making such filing or receiving of such document. If Nuvelo determines in its sole discretion to not file, prosecute, defend or maintain a Product Trademark in any country, then Nuvelo shall provide Amgen with thirty (30) days prior written notice of such determination and shall provide Amgen with the right and opportunity to file, prosecute, defend and maintain such Product Trademark on behalf of Nuvelo.

6.3 Infringement of Patents and Trademarks by Third Parties.

(a) At its sole cost and expense, Nuvelo may, but shall not be obligated to, elect to enforce Amgen Patent Rights against any actual, alleged or threatened infringement by Third Parties and to defend the Amgen Patent Rights against any challenges in the Territory. In the event Nuvelo shall so elect to enforce Amgen Patent Rights against a Third Party infringement, Nuvelo shall seek and reasonably consider Amgen’s comments before determining the strategy and Amgen, at Nuvelo’s reasonable request and sole cost and expense, shall reasonably assist and cooperate in any such enforcement or defense. If Nuvelo finds it necessary or desirable to join Amgen as a party, Amgen shall execute all papers or perform such other acts as may reasonably be requested by Nuvelo, at the sole expense of Nuvelo. In the event Nuvelo does not commence an enforcement and/or defense action pursuant to this Section 6.3(a) within forty-five (45) days after Amgen notifies Nuvelo or is notified by Nuvelo in writing of an actual, alleged or threatened infringement by a Third Party of the Amgen Patent Rights in the Territory (or of the filing of a declaratory judgment action), Amgen shall be entitled to bring and prosecute such an action at its own cost and expense. If Amgen elects to bring and prosecute such an action, then Nuvelo shall seek and reasonably consider Amgen’s comments on strategy, and Nuvelo (at Amgen’s request and sole cost and expense) shall reasonably assist and cooperate in any such enforcement or defense. If Amgen finds it necessary or desirable to join Nuvelo as a party, Nuvelo shall execute all papers or perform such other acts as may be reasonably be required by Amgen, at Amgen’s expense. Amgen shall, at its own expense, be entitled to participate in and to have counsel selected by it participate in any action in which Nuvelo is a named party.

(b) At its own cost and expense, Nuvelo may, but shall not be obligated to, elect to enforce Joint Patent Rights against any actual, alleged or threatened infringement by Third Parties and to defend the Joint Patent Rights against any challenges in the Territory. In the event Nuvelo shall so elect, Nuvelo shall seek and reasonably consider Amgen’s comments before determining the strategy, and Amgen (at Nuvelo’s request and sole cost and expense) shall reasonably assist and cooperate in any such enforcement or defense. If Nuvelo finds it necessary or desirable to join Amgen as a party, Amgen shall execute all papers or perform such other acts as may reasonably be required by Nuvelo, at the expense of Nuvelo, In the event Nuvelo does not commence an enforcement and/or defense action pursuant to this Section 6.3(b) within forty-five (45) days after Amgen notifies Nuvelo or is notified by Nuvelo in writing of an actual, alleged or threatened infringement by a Third Party of the Joint Patent Rights in the Territory (or of the filing of a declaratory judgment action), Amgen shall be entitled to bring and prosecute such an action at its own cost and expense. If Amgen elects to bring and prosecute such an action, then Amen shall seek and reasonably consider Nuvelo’s comments on strategy, and Nuvelo (at Amgen’s request and sole cost and expense) shall reasonably assist and cooperate in any such enforcement or defense. If Amgen finds it necessary or desirable to join Nuvelo as a party, Nuvelo shall execute all papers or perform such other acts as may be reasonably be

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required by Amgen, at Amgen’s expense. Nuvelo shall, at its own expense, be entitled to participate in and to have counsel selected by it participate in any action in which Nuvelo is a named party.

(c) At its own cost and expense, Nuvelo may, but shall not be obligated to, elect to enforce the Product Trademarks against Third Parties and to defend the Product Trademarks against any challenges in the Territory. Nuvelo shall seek and reasonably consider Amgen’s comments before determining the strategy and Amgen, at Nuvelo’s request and sole cost and expense, shall reasonably assist and cooperate in any such enforcement or defense. If Nuvelo finds it necessary or desirable to join Amgen as a party, Amgen shall execute all papers or perform such other acts as may reasonably be required by Nuvelo, at the expense of Nuvelo. In the event Nuvelo does not commence an enforcement and/or defense action pursuant to this Section 6.3(c) within forty-five (45) days after Amgen notifies or is notified by Nuvelo in writing of an infringement of the Product Trademarks in the Territory (or of the filing of a declaratory judgment action, in the case of defense actions), Amgen shall be entitled to bring and prosecute such an action at its own cost and expense. If Amgen elects to bring and prosecute such an action, then Amen shall seek and reasonably consider Nuvelo’s comments on strategy and Nuvelo, at Amgen’s request and sole cost and expense, shall reasonably assist and cooperate in any such enforcement or defense. If Amgen finds it necessary or desirable to join Nuvelo as a party, Nuvelo shall execute all papers or perform such other acts as may be reasonably be required by Amgen and at Amgen’s expense. Nuvelo shall, at its own expense, be entitled to participate in and to have counsel selected by it participate in any action in which Nuvelo is a named party.

(d) Any recovery realized as a result of any such litigation described in this Section 6.3 (after reimbursement of the Parties’ reasonable attorneys’ fees for outside counsel and litigation expenses) shall be allocated in proportion to each Party’s respective profits realized from the Development, manufacturing and Commercialization of Licensed Products under this License Agreement during the immediately preceding Calendar year.

(e) Neither Party shall enter into any settlement of any suit brought under this Section 6.3 that affects the other Party’s rights or interests without the other Party’s written consent, which consent shall not be unreasonably withheld or delayed.

(f) A Party bringing suit under this Section 6.3 shall notify the other Party of all substantive developments with respect to such enforcement or defensive actions including, but not limited to, all material filings, court papers and other related documents, substantive settlement negotiations and offers of settlement.

(g) Each Party shall promptly notify the other upon becoming aware of any Third Party infringement of the Amgen Patent Rights, Joint Patent Rights, Product Trademarks, Amgen Know-How or Joint Know-How.

6.4 Infringement of Third Party Rights.

(a) At its own cost and expense, Nuvelo shall have the first right to defend any action naming Nuvelo, or both Parties, and claiming the infringement of (i) any Third Party Patent

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Rights or other intellectual property rights through the making, having made, using, selling, offering to sell or having sold, importing, exporting or otherwise exploiting, transferring possession of title or interest in, Licensed Product, or (ii) any Third Party Trademark through the Development, manufacturing or Commercialization of a Licensed Product. The Parties shall confer with each other and cooperate during the defense of any such action. At Nuvelo’s cost and expense, Amgen shall assist and cooperate with Nuvelo in the defense of any such action. If Nuvelo finds it necessary or desirable to join Amgen as a party, Amgen shall execute all papers or perform such other acts as may reasonably be required by Nuvelo, at Nuvelo’s expense. Subject to the foregoing, Amgen shall, at its own expense, be entitled to participate in and to have counsel selected by it participate in any action in which Amgen is a named party.

(b) Each Party shall promptly notify the other upon becoming aware of any actual, alleged or threatened Third Party claim or action against Nuvelo and/or Amgen for infringement of any Third Party Trademark through the Development, manufacturing or Commercialization of a Licensed Product; or any Third Party Patent Rights through the making, having made, using, selling, offering to sell, and importing, exporting or otherwise transferring physical possession of or otherwise transferring title in and to Licensed Products in the Territory.

(c) Neither Party shall enter into any settlement of any suit referenced under this Section 6.4 that affects the other Party’s rights or interests without the other Party’s written consent, which consent shall not be unreasonably withheld or delayed.

(d) A Party defending suit under this Section 6.4 shall notify the other Party of all substantive developments with respect to such enforcement or defensive actions including, but not limited to, all material filings, court papers and other related documents, substantive settlement negotiations and offers of settlement.

6.5 Employee Obligations. Prior to beginning work relating to any aspect of the subject matter of this License Agreement and/or being given access to Amgen Know-How or Joint Know-How or the Confidential Information of the other Party, each employee, consultant or agent of Nuvelo and Amgen shall have signed or shall be required to sign a non-disclosure and invention assignment agreement pursuant to which each such person shall agree to comply with all of the obligations of Nuvelo or Amgen, as appropriate, substantially including: (a) promptly reporting any invention, discovery, process, software program or other intellectual property right, as appropriate within Amgen Know-How or Joint Know-How; (b) assigning to Nuvelo or Amgen, as appropriate, all of his or her right, title and interest in and to any such invention, discovery, process, software program or other intellectual property right; (c) cooperating in the preparation, filing, prosecution, maintenance and enforcement of any Patent Rights; (d) performing all acts and signing, executing, acknowledging and delivering any and all papers, documents and instruments required for effecting the obligations and purposes of this License Agreement; and (e) abiding by the obligations of confidentiality and non-use set forth in this License Agreement. It is understood and agreed that any such non-disclosure and invention assignment agreement need not be specific to this License Agreement.

6.6 Patent Marking. Licensed Products marketed and sold by Nuvelo hereunder shall be marked with appropriate patent numbers or indicia of Amgen Patent Rights and/or Joint

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Patent Rights to the extent permitted by law in those countries of the Territory in which such markings have notice value as against infringers of patents.

6.7 Waiver.

(a) Nuvelo, on behalf of itself and its directors, employees, officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity, of any kind it or they may have against Amgen, its directors, employees, officers, shareholders, agents, successors and assigns, which may arise in any way, except as a result of Amgen’s gross negligence, recklessness or willful misconduct in the performance of its rights or obligations under Sections 6.2, 6.3, 6.4 and 6.5.

(b) Amgen, on behalf of itself and its directors, employees, officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity, of any kind it or they may have against Nuvelo, its directors, employees, officers, shareholders, agents, successors and assigns, which may arise in any way, except as a result of Nuvelo’s gross negligence, recklessness or willful misconduct in the performance of its rights or obligations under Sections 6.2, 6.3, 6.4 and 6.5.

ARTICLE 7

PAYMENTS; RECORDS; AUDIT

7.1 Payments.

(a) U.S. Dollars. All payments to be made under this License Agreement shall be made in United States Dollars by bank wire transfer in immediately available funds to a bank account designated from time-to-time by Amgen.

(b) Royalty Payments. All Royalties payable to Amgen under this License Agreement shall be paid within sixty (60) days of the end of each Calendar Quarter except as otherwise specifically provided herein. Each payment of Royalties owing to Amgen shall be accompanied by a statement certified by an executive officer of Nuvelo as accurate to the best of its ability consistent with Nuvelo’s standard practices in performing such computations and in accordance with GAAP, (i) on a country-by-country basis, of the amount of gross sales of Licensed Products, an itemized calculation of Net Sales of each Licensed Product during such Calendar Quarter, (ii) the amount of aggregate worldwide gross sales of Licensed Product and Net Sales during such Calendar Quarter and (iii) on a cumulative basis for the current year and the amount of Royalty due on Net Sales during such Calendar Quarter.

(c) Foreign Exchange. Net Sales received in currencies other than United States Dollars shall be converted into the United States Dollar equivalent, at the average rate of exchange for the Calendar Quarter to which such payments relate, as reported in Bloomberg Professional, a service of Bloomberg L.P., during the Royalty period of such Net Sales, or in the event Bloomberg Professional is not available then The Wall Street Journal.

(d) Late Payments. Any amounts not paid by Nuvelo when due under this License Agreement shall be subject to interest from and including the date payment is due through and including the date upon which Nuvelo has made a wire transfer of immediately available funds

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into an account designated by Amgen of such payment at a rate equal to the lesser of (i) the sum of three percent (3%) plus the annual prime rate or successive annual prime rates of interest quoted in the Money Rates section of the on-line edition, of the Wall Street Journal (at http://www.interactive.wsj.com) calculated daily on the basis of a 365-day year or (ii) the highest rate permitted by applicable law.

(e) Blocked Currency. If Nuvelo, its Affiliates and/or Sublicensees are unable to convert a foreign currency into United States Dollars for reasons beyond their respective control, or are restricted by law or regulation from remitting Royalties from any country of sale, Nuvelo shall cause such payment to be made by deposit to the credit and account of Amgen or its designated nominee in any commercial bank designated by Amgen in the applicable country. Nuvelo shall deliver to Amgen proper evidence of such deposit.

(f) Withholding Taxes. Any taxes, assessments and fees to be withheld by Nuvelo under the laws, rules or regulations of any foreign country for the account of Amgen shall be promptly paid by Nuvelo for and on behalf of Amgen to the appropriate governmental authority, and Nuvelo shall furnish Amgen with a copy of the original official receipt for the payment of such tax within thirty (30) days of payment. Any such tax, assessment and fee actually paid on Amgen’s behalf shall be deducted from any Royalty payments due to Amgen. Nuvelo agrees to make all lawful and reasonable efforts to minimize such taxes, assessments and fees to Amgen.

7.2 Records; Audit. Nuvelo shall keep or cause to be kept such records as are required in sufficient detail to track and determine (in a manner consistent with GAAP) the accuracy of calculations of all sums or credits due under this License Agreement and to accurately account for the calculations of all Royalties due for Licensed Products under this License Agreement. Such records shall be retained for a period of the later of (i) a three (3) year period following the year in which any payments were made hereunder and/or (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or such longer period as may be required by law. Once per Calendar Year, Amgen shall have the option to engage (at its own expense) an independent certified public accountant, appointed by Amgen and reasonably acceptable to Nuvelo, to examine in confidence the books and records of Nuvelo as may be necessary to determine, with respect to any Calendar Year, the correctness or completeness of any report or payment required to be made under this License Agreement; provided however, that the books and records for any particular Calendar Year shall only be subject to one audit. The report of such accountant shall be limited to a certificate verifying any report made or payment submitted by Nuvelo during such period but may include, in the event the accountant shall be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable. All information contained in any such certificate shall be deemed the Confidential Information of Nuvelo hereunder. If any audit performed under this Section 7.2 discloses a variance of more than five percent (5%) from the amount of the “original report; showing the calculation of a Royalty under section 5.2 of this License Agreement or calculation of consideration due to Amgen under section 5.7 of this License Agreement, Nuvelo shall bear the full cost of the performance of such audit. Upon the expiration of three (3) years following the end of any Calendar Year, the calculation of any such amounts payable with respect to such Calendar Year shall be binding and conclusive upon Amgen, and Nuvelo shall be released from any liability or accountability with respect to such amounts for such Calendar Year.

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ARTICLE 8

PUBLICATIONS

8.1 Procedure. Nuvelo shall determine the overall strategy for and have the right of publishing and presenting results of pre-clinical and clinical studies of Licensed Products. However, each Party to this License Agreement recognizes that the publication of papers regarding results of and other information involving the activities under this License Agreement (including oral presentations and abstracts) may be beneficial to both Parties, provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any patent application until such patent application has been published. Accordingly, Amgen will have the right to review and approve any paper proposed for publication by Nuvelo (including oral presentations and abstracts) which utilizes Confidential Information of Amgen. Before any such paper is submitted for publication or an oral presentation made, Nuvelo will deliver a complete copy of the paper or materials and abstracts for oral presentation to Amgen at least sixty (60) days prior to submitting the paper to a publisher or making the presentation. Amgen will review any such paper and give its comments to Nuvelo within thirty (30) days after the delivery of such paper to Amgen. With respect to oral presentation materials and abstracts, Amgen will make reasonable efforts to expedite review of such materials and abstracts and will return such items as soon as practicable to Nuvelo with appropriate comments, if any, but in no event later than thirty (30) days from the date of delivery to Amgen. Nuvelo will comply with Amgen’s request to delete references to Amgen’s Confidential Information in any such paper and agrees to withhold publication of same for an additional thirty (30) days in order to permit the Parties to obtain patent protection, if either of the Parties deems it necessary, in accordance with the terms of this License Agreement. Nuvelo will have the right to review and approve any paper proposed for publication by Amgen (including oral presentations and abstracts) which describes Licensed Products or which includes Confidential Information of Nuvelo. Before any such paper is submitted for publication or an oral presentation made, Amgen will deliver a complete copy of the paper or materials and abstracts for oral presentation to Nuvelo at least sixty (60) days prior to submitting the paper to a publisher or making the presentation. Nuvelo will review any such paper, materials and abstracts and give its comments to Amgen within thirty (30) days after the delivery of such paper to Nuvelo. With respect to oral presentation materials and abstracts, Nuvelo will make reasonable efforts to expedite review of such materials and abstracts and will return such items as soon as practicable to Amgen with appropriate comments, if any, but in no event later than thirty (30) days from the date of delivery to Nuvelo. Amgen will comply with Nuvelo’s request to delete references to Nuvelo’s Confidential Information in any such paper and agrees to withhold publication of same for an additional thirty (30) days in order to permit the Parties to obtain patent protection, if either of the Parties deems it necessary, in accordance with the terms of this License Agreement.

8.2 Credit. Any such publication or presentation will include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgment as may be appropriate.

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ARTICLE 9

CONFIDENTIALITY

9.1 Treatment of Confidential Information. The Parties agree that during the Term, and for a period of five (5) years after this License Agreement expires or terminates, a Party receiving Confidential Information of the other Party shall (a) maintain such Confidential Information in confidence to the same extent such Party maintains its own confidential or proprietary information or trade secrets of similar kind and value (but at a minimum each Party shall use reasonable best efforts to maintain such Confidential Information in confidence); (b) not disclose such Confidential Information to any Third Party without the prior written consent of the disclosing Party, except for disclosures to its Affiliates and Sublicensees who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 9; and (c) not use such Confidential Information for any purpose except those purposes permitted by this License Agreement. Neither Party shall knowingly disclose to the other Party any Third Party information or know-how that such Party does not have the legal right to disclose to the other Party and/or which it has a contractual obligation not to disclose to the other Party.

9.2 Authorized Disclosure. Notwithstanding any other provision of this License Agreement, each Party may disclose Confidential Information of the other Party:

(a) to the extent and to the persons and entities as required by an applicable law, rule, regulation, legal process, court order or the rules of the National Association of Securities Dealers or of a Regulatory Authority; or

(b) as necessary to file, prosecute or defend those patent applications or patents for which either Party has the right to assume filing, prosecution, defense or maintenance, pursuant to Section 6.2 of this License Agreement; or

(c) to prosecute or defend litigation or otherwise establish rights or enforce obligations under this License Agreement, but only to the extent that any such disclosure is necessary.

The Party required or intending to disclose the other Party’s Confidential Information under Sections 9.2(a) or (c) shall first have given prompt notice to the other Party to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party.

9.3 Materials. Pursuant to Section 16.9(c) of the Collaboration Agreement, the Parties anticipate that Amgen may transfer certain of its Amgen Know How and Amgen Material and Manufacturing Information to Nuvelo; provided however, that Nuvelo agrees and acknowledges that Amgen may, but shall be under no obligation, to transfer any Amgen Know How and Amgen Material and Manufacturing Information characterized, conceived, developed, derived, generated or identified by Amgen after the Effective Date. Nuvelo agrees that it shall use such Amgen Know How and Amgen Material and Manufacturing Information only in accordance with the terms and conditions of this License Agreement and will transfer such Amgen Know How and Amgen Material and Manufacturing Information only to a Third Party

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which has agreed in writing to be bound by obligations of confidentiality and non-use at least as restrictive as set forth herein and only to use in accordance with the terms of this License Agreement. Nuvelo will promptly thereafter provide notice of such transfer to Amgen.

9.4 Publicity; Terms of Agreement. The Parties agree that the existence of and the material terms of this License Agreement shall be considered Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 9.4 (in lieu of the authorized disclosure provisions set forth in Section 9.2, to the extent of any conflict) and without limiting the generality of the definition of Confidential Information. The Parties will mutually agree upon the text of a press release announcing the execution of this License Agreement. Thereafter, if either Party desires to make a public announcement concerning this License Agreement or the terms hereof that differs from this mutually agreed upon text, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval, such approval not to be unreasonably withheld or delayed. A Party shall not be required to seek permission from the other Party to repeat any information as to the terms of this License Agreement that have already been publicly disclosed by such Party, in accordance with the foregoing, or by the other Party. Either Party may disclose the terms of this License Agreement to potential investors who agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 9. The Parties acknowledge that Amgen and/or Nuvelo may be obligated to file a copy of this License Agreement with the U.S. Securities and Exchange Commission (the “SEC”) with its next quarterly report on Form 10-Q, annual report on Form 10-K or current report on Form 8-K or with any registration statement filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and each such Party shall be entitled to make such filing; provided however, that it requests confidential treatment of the more sensitive terms hereof to the extent such confidential treatment is reasonably available to the filing Party under the circumstances then prevailing. In the event of any such filing, the filing Party will provide the non-filing Party with an advance copy of the License Agreement marked to show provisions for which the filing Party intends to seek confidential treatment and shall reasonably consider the non-filing Party’s timely comments thereon.

9.5 Use of Names, Logos or Symbols. Subject to the licenses granted under Section 2.2, and further subject to the authorized disclosure provisions under Sections 9.2(a) and 9.4, no Party hereto shall use the name, Trademarks, physical likeness, employee names or owner symbol of any other party for any purpose (including, without limitation, private or public securities placements) without the prior written consent of the affected Party, such consent not to be unreasonably withheld or delayed so long as such use of name is limited to objective statement of fact rather than for endorsement purposes. Nuvelo shall not use any Trademark either substantially resembling or which is confusingly similar to any of Amgen’s Trademarks in connection with the subject matter of this License Agreement.

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ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1 Representations and Warranties of Nuvelo. Nuvelo hereby represents and warrants to Amgen that as of the Effective Date of the Collaboration Agreement:

(a) Corporate Existence, Power and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this License Agreement and to perform its obligations hereunder including, without limitation the right to grant the licenses granted hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this License Agreement and the performance of its obligations hereunder,

(b) Binding Agreement. This License Agreement has been duly executed and delivered on behalf of Nuvelo and constitutes a legal, valid and binding obligation of Nuvelo that is enforceable against it in accordance with its terms.

(c) No Conflict. The execution, delivery and performance of this License Agreement by Nuvelo does not conflict with and would not result in a breach of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) Validity. It is aware of no action, suit, inquiry or investigation instituted by any Third Party which questions or threatens the validity of this License Agreement.

(e) Expertise. In entering into this License Agreement, Nuvelo has relied solely on its own scientific and commercial experience and its own analysis and evaluation of both the scientific and commercial value of the Licensed Products.

(f) Business Condition. It is not in violation of its charter, bylaws, or any other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to it, which violation, individually or in the aggregate, would reasonably likely have a materially adverse effect on its business or financial condition. Except as may be set forth in any documents required to be filed by it under the Securities Act or Exchange Act, as the case may be, it is not aware of any facts or circumstances, individually or in the aggregate, which would reasonably likely have a materially adverse effect on its business or financial condition.

10.2 Representations and Warranties of Amgen. Amgen hereby represents and warrants to Nuvelo that as of the Effective Date of the Collaboration Agreement:

(a) Corporate Existence, Power and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this License Agreement and to perform its obligations hereunder including, without limitation, the right to grant the licenses granted hereunder. It has taken all necessary corporate action on its part required to authorize the execution and delivery of this License Agreement and the performance of its obligations hereunder.

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(b) Binding Agreement. This License Agreement has been duly executed and delivered on behalf of Amgen and constitutes a legal, valid and binding obligation of Amgen that is enforceable against it in accordance with its terms.

(c) No Conflict. The execution, delivery and performance of this License Agreement by Amgen does not conflict with and would not result in a breach of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor does it violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) Validity. It is aware of no action, suit, inquiry or investigation instituted by any Third Party which questions or threatens the validity of this License Agreement.

(e) Business Condition. It is not in violation of its charter, bylaws, or any other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to it, which violation, individually or in the aggregate, would reasonably likely have a materially adverse effect on its business or financial condition. Except as may be set forth in any documents filed with the Securities and Exchange Commission, as required to be filed by it under the Securities Act or Exchange Act, as the case may be, it is not aware of any facts or circumstances, individually or in the aggregate, which would reasonably likely have a materially adverse effect on its business or financial condition.

10.3 Mutual Covenants. Each Party hereby covenants to the other Party as follows:

(a) No Conflict. It shall not during the term of this License Agreement grant any right, license, consent or privilege to any Third Party(ies) in the Territory which would conflict with the rights granted to the other Party under this License Agreement, and shall not take any action that would in any way prevent it from assuming its obligations or granting the rights granted to the other Party under this License Agreement or that would otherwise materially conflict with or adversely affect its obligations or its assumption of the rights granted to the other Party under this License Agreement.

(b) Exclusivity. It shall work exclusively with the other Party with respect to Licensed Products (subject to Nuvelo’s rights under Sections 2.3 and 4.1 of this License Agreement to grant sublicenses to Third Parties). It shall not, directly or indirectly, make, have made, use, sell, offer to sell, import, export or otherwise transfer physical possession of or otherwise transfer title in (for purposes of Developing, manufacturing or Commercializing) a Competitive Product in the Territory, nor license or otherwise enable a Third Party to take such actions during the Term. If either Party acquires Control of a Competitive Product as an incident to an otherwise strategic acquisition of or merger with a Third Party, such Competitive Product shall be deemed a “Licensed Product” and be subject to the terms and conditions of this License Agreement, with no additional obligation on the other Party to pay any other consideration, including any license fee or milestone payment or the like.

(c) Regulatory Data. It shall store and provide the other Party access to source data supporting all Regulatory Filings and Regulatory Approvals for the longer of (i) ten (10) years or

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relating to Licensed Products or relating to requests regarding Licensed Products from any Regulatory Authority in the Territory.

10.4 Covenants of Nuvelo.

(a) No Debarment. In the course of the Development, manufacture and Commercialization of Licensed Products and during the Term, Nuvelo shall not knowingly use and shall not have knowingly used any employee or consultant who is or has been debarred by a Regulatory Authority or, to the best of Nuvelo’s knowledge, is or has been the subject of debarment proceedings by a Regulatory Authority.

(b) Compliance. Nuvelo shall comply with all applicable statutes, regulations and guidance of Regulatory Authorities in carrying out its activities regarding the Development, manufacturing and Commercialization of Licensed Products in the Territory.

(c) Diligence. Nuvelo covenants that it shall use Commercially Reasonable Efforts to carry out its obligations in accordance with the terms of this License Agreement including, as applicable, the Development, manufacturing and Commercialization of Licensed Products in the Territory in accordance with the terms of this License Agreement. Without limiting the generality of the foregoing obligation, Nuvelo covenants that:

(i) Nuvelo shall use Commercially Reasonable Efforts to administer a Licensed Product to a patient in a government-approved clinical trial within eighteen (18) months after the Effective Date of the Collaboration Agreement. In the event Nuvelo fails to administer such Licensed Product in such time period then, within [*]         ([ * ]) months after the Effective Date, Nuvelo shall either pay Amgen a [ * ]             Dollar ($ [ * ]         ) maintenance fee or Amgen may terminate this License Agreement and Nuvelo shall immediately return all rights to Amgen.

(ii) Nuvelo shall use Commercially Reasonable Efforts to administer a Licensed Product to a patient in a government-approved clinical trial within [ * ]             ([*]) months after the Effective Date of the Collaboration Agreement. In the event Nuvelo fails to administer such Licensed Product in such time period then, in addition to any payment that may have been due under subsection (i) above and within twenty-five (25) months after the Effective Date, in addition to the payment in subsection (i) above, Nuvelo will either pay Amgen a[*] [ * ] Dollar ($ [ * ]        ) maintenance fee or Amgen may terminate this License Agreement and Nuvelo shall immediately return all rights to Amgen.

(iii) Nuvelo shall use Commercially Reasonable Efforts to administer a Licensed Product to a patient in a government approved clinical trial within [*]         ([*]) months after the Effective Date of the Collaboration Agreement. In the event Nuvelo fails to administer such Licensed Product in such time period, then Amgen shall have the right to terminate this License Agreement and Nuvelo shall immediately return all rights to Amgen.

(d) No Misappropriation. It shall not knowingly misappropriate the trade secret of a Third Party in its activities to Develop, manufacture or Commercialize Licensed Products.

[ * ]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

(d) No Misappropriation. It shall not knowingly misappropriate the trade secret of a Third Party in its activities to Develop, manufacture or Commercialize Licensed Products.

10.5 Disclaimers. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE MATERIALS AND INFORMATION PROVIDED HEREUNDER ARE BEING PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE WHATSOEVER REGARDING THE MATERIALS AND INFORMATION. EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE OR OF NONINFRINGEMENT.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by Amgen. Amgen hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify” or be “Indemnified”) Nuvelo and its Affiliates, agents, directors, officers and employees (the “Nuvelo Indemnitees”) from and against any and all Losses resulting directly or indirectly from any Third Party claims, suits, actions or demands arising directly or indirectly out of (a) any of Amgen’s representations and warranties set forth in this License Agreement being untrue in any material respect when made and/or (b) any material breach or material default by Amgen of its covenants and obligations under this License Agreement. Amgen’s indemnification obligation does not include any responsibility for product liability claims, including but not limited to negligence, strict liability, and breach of warranty claims, arising out of or relating to the Licensed Product. To be eligible to be so Indemnified as described in this Section 11.1, the Nuvelo Indemnitees shall provide Amgen with prompt notice of any claims, suits, actions or demands (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to this Section 11.1 and the exclusive ability to defend such claims, suits, actions or demands (with the reasonable cooperation of Nuvelo Indemnitees); provided however, that Amgen shall be relieved of its obligations only if any failure by the Nuvelo Indemnitee to deliver prompt notice shall have been prejudicial to its ability to defend such claims, suits, actions or demands. Nuvelo shall have the right to retain its own counsel, at its own expense, if representation of the counsel of Amgen would be inappropriate due to actual or potential differing interests between the Parties. Amgen shall not settle or consent to the entry of any judgment with respect to any claim for Loss for which indemnification is sought, in a manner that would materially adversely affect Nuvelo, without Nuvelo’s prior written consent (not to be unreasonably withheld). Amgen’s obligation to Indemnify the Nuvelo Indemnitees pursuant to this Section 11.1 shall not apply to the extent of any Losses (i) that arise from the negligence or intentional misconduct of any Nuvelo Indemnitee; (ii) that arise from Nuvelo’s material breach of any representation, warranty, covenant or obligation under this License Agreement; or (iii) for which Nuvelo is obligated to Indemnify the Amgen Indemnitees pursuant to Section 11.2 of this License Agreement.

11.2 Indemnification by Nuvelo. Nuvelo hereby agrees to Indemnify Amgen and its Affiliates, agents, directors, officers and employees (the “Amgen Indemnitees”) from and against any and all Losses arising from Third Party claims, suits, actions or demands resulting directly or indirectly from (a) any of Nuvelo’s representations and warranties set forth in this License Agreement being untrue in any material respect when made; (b) the Development, manufacture

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and Commercialization of Licensed Products by, on behalf of or under authority of Nuvelo, its Affiliates or its Sublicensees; and/or (c) any material breach or material default by Nuvelo of its covenants and obligations under this License Agreement. Nuvelo is responsible for the defense of any and all product liability claims, including but not limited to negligence, strict liability, and breach of warranty claims, arising out of or relating to the Licensed Product. Nuvelo is also responsible for any settlements or judgments arising from such product liability claims arising out of or relating to the Licensed Product. Nuvelo, its sublicensees, its successors and its Affiliates shall be deemed to bear the obligations under this Section 11.2 jointly and severally. To be eligible to be Indemnified as described above in this Section 11.2, the Amgen Indemnitees shall provide Nuvelo with prompt notice of any claims, suits, actions or demands (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to this Section 11.2 and the exclusive ability to defend such claims, suits, actions or demands (with the reasonable cooperation of Amgen Indemnitees); provided however, that Nuvelo shall be relieved of its obligations only if any failure by the Amgen Indemnitee to deliver prompt notice shall have been prejudicial to its ability to defend such claims, suits, actions or demands. Amgen shall have the right to retain its own counsel, at its own expense, if representation of the counsel of Nuvelo would be inappropriate due to actual or potential differing interests between the Parties. Nuvelo shall not settle or consent to the entry of any judgment with respect to any claim for Loss for which indemnification is sought, in a manner that would materially adversely affect Amgen, without Amgen’s prior written consent (not to be unreasonably withheld). Nuvelo’s obligation to Indemnify the Amgen Indemnitees pursuant to this Section 11.2 shall not apply to the extent of any Losses (i) that arise from the negligence or intentional misconduct of any Amgen Indemnitee (including but not limited to that arising from the manufacture of Licensed Product by Amgen), (ii) that arise from any material breach by Amgen of any representation, warranty, covenant or obligation under this License Agreement or (iii) for which Amgen is obligated to Indemnify the Nuvelo Indemnitees pursuant to Section 11.1 of this License Agreement.

11.3 Insurance. Within thirty (30) days of the Effective Date, Nuvelo shall at its own expense procure and maintain an insurance policy/policies, including product liability insurance (but excluding clinical trial insurance policies which shall be required only while trials are ongoing), adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent companies similarly situated. Nuvelo may self-insure all or part of any such obligation consistent with pharmaceutical industry practices but Nuvelo shall at all times maintain the following minimum Third Party insurance coverage:

Type of Coverage	Amount
Commercial General Liability Insurance	$2,000,000.00
Product Liability Insurance	$1,000,000.00
Excess Liability Insurance	$1,000,000.00
Clinical Trial Liability Insurance	$3,000,000.00
Workman’s Compensation	Statutory Limits

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Each insurance policy required by and procured by Nuvelo under this Section 11.3 shall name Amgen as an additional insured. Such insurance shall not be construed to create a limit of Nuvelo’s liability with respect to its indemnification obligations under this Article 11. Nuvelo shall provide Amgen with a copy of the certificate of insurance or other evidence of such insurance and/or self-insurance, upon request. Nuvelo shall provide Amgen with written notice at least thirty (30) days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of Amgen hereunder. In addition to the foregoing requirements under this Section 11.3 of the License Agreement, prior to the First Commercial Sale, Nuvelo shall secure product liability insurance with limits no less than $15,000,000.00 per claim and $15,000,000.00 in aggregate.

11.4 Pre-Effective Date Losses. In accordance with Section 16.12 of the Collaboration Agreement, each Party shall retain its obligations for Losses accrued under the Collaboration Agreement and this License Agreement shall not release, waive, alter or otherwise modify the Parties’ respective obligations thereunder. Other than with respect to its obligation for Losses due under and prior to the termination of the Collaboration Agreement, Nuvelo shall not assume or be liable for (pursuant to this License Agreement) any Losses for which Amgen is previously responsible, resulting from or arising in connection with the Development, manufacture or Commercialization of Licensed Product on or prior to the Effective Date.

11.5 Limitation of Liability. NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE INCURRED BY THE OTHER PARTY IN CONNECTION WITH THIS LICENSE AGREEMENT, INCLUDING BUT NOT LIMITED TO DAMAGES MEASURING LOST PROFITS OR BUSINESS OPPORTUNITIES.

ARTICLE 12

TERM AND TERMINATION

12.1. Term. This License Agreement shall become effective on the Effective Date and shall remain in full force and effect, unless earlier terminated pursuant to this Article 12, on a country-by-country basis until there is no remaining Royalty payment obligation in any country. Upon the expiry of Nuvelo’s obligation to pay “Royalties under this License Agreement for a given Licensed Product in a country, Nuvelo shall have a fully paid, royalty free, unrestricted license under the Amgen Technology and the Amgen Material and Manufacturing Information to make, have made, use, sell, offer to sell, have sold, import, export and otherwise exploit, transfer physical possession of and transfer title or interest in or to such given Licensed Product in such country.

12.2 Termination for Convenience. Nuvelo may terminate this License Agreement at any time by providing ninety (90) days prior written notice of termination to Amgen.

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12.3 Termination by Amgen. In the event Nuvelo shall not timely pay any maintenance fees due pursuant to either Section 10.4(c)(i) or 10.4(c)(ii) or shall not timely administer a Licensed Product to a patient pursuant to Section 10.4(c)(iii), Amgen shall have the sole right to terminate this License Agreement by providing thirty (30) days prior written notification of termination to Nuvelo.

12.4 Termination for Default.

(a) In the event any material representation or warranty made hereunder or under the Warrant Purchase Agreement by either Party shall have been untrue in any material respect (“Representation Default”), or upon any material breach or material default of a material obligation of this License Agreement or the Warrant Purchase Agreement (as defined in the Collaboration Agreement) by a Party (“Performance Default”), the Party not in default (“Non-Defaulting Party”) must first give the other Party (“Defaulting Party”) written notice thereof (“Notice of Default”), which notice must state the nature of the Representation Default or Performance Default in reasonable detail and must request the Defaulting Party cure such Representation Default or Performance Default within sixty (60) days. During any such 60-day period after receipt or delivery of a Notice of Default under this Section 12.4(a) for which termination of this License Agreement, in whole or in part is a remedy, all of the Party’s respective rights and obligations under the affected parts of this License Agreement, including but not limited to Development, manufacturing and Commercialization, shall (to the extent applicable) remain in force and effect. If the Defaulting Party shall dispute the existence, extent or nature of any default set forth in a Notice of Default, the Parties shall use good faith efforts to resolve the dispute.

(b) Nuvelo. In the event of a Representation Default or a Performance Default by Nuvelo that shall not have been cured within the period set forth in Section 12.4(a) above after receipt of a Notice of Default (or Nuvelo shall not have presented a reasonably achievable plan to cure such Default as promptly as is reasonably practicable under the circumstances), Amgen, at its option, may terminate this License Agreement upon sixty (60) days prior written notice, unless such Representation Default is an unintentional Representation Default of the Warranty Agreement and Amgen did not provide Notice of Default within one (1) year after the Effective Date. In addition, in the event of termination pursuant to such uncured Representation Default as provided in the foregoing sentence, Amgen will be entitled to receive a refund of all money paid.

(c) Amgen. In the event of a Representation Default or a Performance Default by Amgen that shall not have been cured within the period set forth in Section 12.4(a) after receipt of a Notice of Default (or Amgen shall not have presented a reasonably achievable plan to cure such Default as promptly as is reasonably practicable under the circumstances), Nuvelo, at its option, may terminate this License Agreement upon sixty (60) days prior written notice. In addition, in the event of termination pursuant to such uncured Representation Default as provided in the foregoing sentence, Nuvelo will be entitled to receive a refund of all money paid.

12.5 Bankruptcy.

(a) Amgen may terminate this License Agreement if, during the term of the Research Program, Nuvelo shall file in any court or agency pursuant to any statute or regulation of any

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state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of Nuvelo or of its assets, or if Nuvelo proposes a written agreement of composition or extension of its debts, or if Nuvelo shall be served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the filing thereof, or if Nuvelo shall propose or be a party to any dissolution or liquidation, or if Nuvelo shall make an assignment for the benefit of creditors.

(b) All rights and licenses granted under or pursuant to this License Agreement by Amgen or Nuvelo are and shall otherwise be deemed to be for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in event of the commencement of a bankruptcy proceeding by or against a bankrupt Party under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property and all embodiments of such intellectual property, and same, if not already in the other Party’s possession, shall be promptly delivered to the other Party (a) upon any such commencement of a bankruptcy proceeding, upon the other Party’s written request therefor, unless the non-bankrupt Party (or a trustee on behalf of the non-bankrupt Party) elects to continue to perform all of its obligations under this License Agreement or (b) if not delivered under (a) above, upon the rejection of this License Agreement by or on behalf of the non-bankrupt Party, upon written request therefor by the other Party. In the event of the commencement of a bankruptcy proceeding by or against Nuvelo, Amgen shall have no responsibility for any product liability claims arising out of or relating to Licensed Products.

12.6 Effects of Termination. In addition to any other remedies which may be available at law or equity upon termination of this License Agreement the rights and obligations of the Parties shall be as set forth in this Section 12.6.

(a) The following provisions shall remain in full force and effect after the expiration or termination of this License Agreement: Section 6.5 (solely with respect to any ongoing possession or exchange of the other Party’s Confidential Information); Section 6.7; Article 7 (only with respect to accrued rights and obligations pursuant to Section 12.7); Article 9 (Confidentiality); Section 10.3(c), 10.5 (Disclaimers); Article 11 (Indemnification); Article 12 (Term and Termination); and Article 14 (General).

(b) The Parties shall retain their respective ownership rights as set forth in Section 6.l(a) Amgen shall have the right, mutatis mutandis, to file, prosecute, defend and maintain Joint Patent Rights under Section 6.2(b) (with Nuvelo having the right mutatis mutandis to comment with respects to the claims of Joint Patent Rights not relating to products which may in any way affect the rights conferred to Amgen to Develop, manufacture and Commercialize Licensed Products) and Product Trademarks under Section 6.2(d), enforce Joint Patent Rights

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under Section 6.3(b) (with Nuvelo having the right mutatis mutandis to assume any enforcement and/or defense action not taken by Amgen with respect to the claims of Joint Patent Rights not relating to products which may in any way affect the rights conferred to Amgen to Develop, manufacture and Commercialize Licensed Products) and Product Trademarks under Section 6.3(c); and defend any action claiming the infringement of any Third Party Patent Rights or any Third Party Trademark under Section 6.4(a) and to publish under Article 8.

(c) Nuvelo shall within thirty (30) days (other than with respect to Amgen Material and Manufacturing Information, in which case by no later than completion of its obligations, if any under Section 12.6(g) below) destroy, or at Amgen’s request return, all Amgen Confidential Information, Amgen Know-How and Amgen Material and Manufacturing Information (other than with respect to maintaining one (1) archival copy of Confidential Information related thereto for its legal files, for the sole purpose of determining its obligations hereunder) and shall provide Amgen with certification by an officer of Nuvelo that all such materials have been returned to Amgen.

(d) Nuvelo shall promptly transfer to Amgen ownership of all Regulatory Filings and Regulatory Approvals then in its name for all Licensed Products and shall notify the appropriate Regulatory Authorities and take any other action reasonably necessary to effect such transfer of ownership. Nuvelo shall assign to Amgen Nuvelo’s right, title and interest in the Product Trademarks.

(e) Amgen shall have the right to use Nuvelo’s Trademarks in the selling of any existing inventory of Licensed Product(s) and to use Promotional Materials it then has on hand, provided however, that Amgen promptly creates new Promotional Materials (which do not use Nuvelo’s corporate name and/or logo), with no obligation of accounting to Nuvelo.

(f) Nuvelo shall within thirty (30) days (other than with respect to Third Party agreements entered into pursuant to Section 6.8, in which case by no later than completion of its obligations if any under Section 12.6(g) below), at the request of Amgen, assign (if assignable under its terms) to Amgen all of Nuvelo’s rights and obligations under any then-existing Third Party licenses having a license grant limited specifically to Licensed Products, regarding the making, having made, use, selling, offering to sell, and importing, exporting or otherwise transferring physical possession of or otherwise transferring title in or to Licensed Products and shall not (until receiving notice of whether or not Amgen desires such an assignment) terminate or amend any such Third Party license. Otherwise, Nuvelo shall, at the request of Amgen, sublicense (if sublicensable under its terms) to Amgen all of Nuvelo’s rights and obligations under any then-existing Third Party licenses regarding the making, having made, use, selling, offering to sell, and importing, exporting or otherwise transferring physical possession of or otherwise transferring title in or to Licensed Products and shall not (until receiving notice of whether or not Amgen desires such a sublicense) terminate or amend any such Third Party license. Such assignment or sublicense shall be made for no additional consideration and be under the same terms and conditions as the underlying agreement.

(g) In the event Nuvelo shall (i) have been using a Third Party contract manufacturer(s) to manufacture Licensed Products, it shall only be obligated with respect to the manufacture and supply of Licensed Products under this License Agreement to assign its

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agreement with each such Third Party contract manufacturer to Amgen or (ii) have been manufacturing Licensed Products at its own facilities, it shall remain responsible for supplying the reasonable amounts of Licensed Products for such reasonable period of time as to allow Amgen to obtain an alternate source of supply, if necessary, while ensuring an uninterrupted supply of Licensed Product of suitable quality and quantity required for the Development and Commercialization to proceed. Once manufacturing responsibility has been successfully transferred, Nuvelo shall no longer be responsible for the manufacture and supply of Licensed Products to Amgen for the Development and Commercialization of Licensed Products in the Territory and for making any decision with respect thereto and shall no longer be responsible for any obligations pursuant to Article 4. In the event Nuvelo is obligated to continue to supply Licensed Products under this Section 12.6(g), Amgen shall use Commercially Reasonable Efforts to identify one or more viable Third Party manufacturers in order to transfer manufacturing operations as soon as commercially reasonable.

(h) Amgen hereby agrees to Indemnify the Nuvelo Indemnitees from and against any and all Losses resulting from any Third Party claims, suits, actions or demands resulting directly or indirectly from the Development, manufacture or Commercialization of Licensed Products (including a claim that a Licensed Product caused death or personal injury of any land). To be eligible to be Indemnified as described above in this Section 12.6(h), the Nuvelo Indemnitees shall provide Amgen with prompt notice of any claim (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to this Section 12.6(h) and the exclusive ability to defend such claim (with the reasonable cooperation of Nuvelo Indemnitees); provided however, that Amgen shall be relieved of its obligations only if any failure by the Nuvelo Indemnitee to deliver prompt notice shall have been prejudicial to its ability to defend such action. Nuvelo shall have the right to retain its own counsel, at its own expense, if representation of the counsel of Amgen would be inappropriate due to actual or potential differing interests between the Parties. Neither Party shall settle or consent to the entry of any judgment with respect to any claim for Loss for which indemnification is sought, without the prior written consent of the other Party (not to be unreasonably withheld). Amgen’s obligation to Indemnify the Nuvelo Indemnitees pursuant to this Section 12.6(h) shall not apply to the extent of any Losses (i) that arise from the negligence or intentional misconduct of any Nuvelo Indemnitee (including but not limited to that arising from the Development of Collaboration Product by Nuvelo); (ii) that arise from Nuvelo’s breach of any representation, warranty, covenant or obligation under this License Agreement; or (iii) for which Nuvelo is obligated to Indemnify the Amgen Indemnitees pursuant to Section 11.2 of this License Agreement.

(i) In the event that Amgen becomes entitled to terminate this License Agreement at any time after the First Commercial Sale, the Parties will mutually agree upon the text of a press release announcing the termination of this License Agreement. After a notice of termination has been delivered pursuant to any one of Sections 12.2 to 12.4, Nuvelo shall, in no event in excess of ninety (90) days after the delivery date of such notice (other than with respect to obligations which explicitly exceed such 90-day period), conduct an orderly transition of rights and responsibilities from Nuvelo to Amgen or to a Third Party, as the case may be. Further, each Party shall cooperate and assist the other Party to effect any such transition of rights and responsibilities in an orderly, reasonable and businesslike manner. Such assistance shall include, but not be limited to (i) making its personnel and other resources reasonably available to Amgen,

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as necessary and (ii) transferring copies of all relevant information, files or data containing Information and all Materials to Amgen.

(j) Except as expressly set forth in this Section 12.6, all other rights and obligations shall terminate.

12.7 Accrued Rights. Termination, relinquishment or expiration of any licenses under this License Agreement or of this License Agreement for any reason in accordance with this Article 12 shall he without prejudice to any rights which shall have accrued to the benefit of either Party or any liability incurred by either Party prior to the effective date of such termination, relinquishment or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this License Agreement nor prejudice either Party’s right to obtain performance of any obligation.

ARTICLE 13

DISPUTE RESOLUTION

13.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this License Agreement which relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising from, concerning or in any way relating to this License Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 13.1 if and when a dispute arises under this License Agreement. The Parties shall undertake good faith efforts to resolve any such dispute in good faith. In the event the Parties shall be unable to resolve such dispute, either Party may, by written notice to the other Party, have any dispute between the Parties referred to their respective executive officers designated below )or their designees or successors) for attempted resolution by good faith negotiations within fifteen (15) days after such notice is received. Such designated officers are as follows:

For Nuvelo:	Nuvelo’s General Counsel

For Amgen:	Amgen’s General Counsel

If the designated officers are not able to resolve such dispute within such fifteen (15) day period, the dispute will be referred to the respective Chief Executive Officers of each Party (or their respective Senior Vice President designee(s)). If the Chief Executive Officers (or their designees) are unable to resolve such dispute within a further fifteen (15) day period, either Party may at any time thereafter pursue any legal or equitable remedy available to it. Notwithstanding the above, either Party shall be entitled at all times and without delay to seek equitable relief.

13.2 Governing Law; Judicial Resolution. Resolution of all disputes arising out of or related to this License Agreement, or the performance, enforcement, breach or termination of this License Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of California as applied to agreements executed and performed entirely in the State of California by residents of the State of California, without regard to conflicts of law rules. Any dispute arising under this License Agreement shall be submitted to a state or federal court of competent jurisdiction in California; provided however,

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that if Amgen is the initiating Party in a dispute, its shall bring such suit in a state or federal court which has jurisdiction over Sunnyvale, California; and if Nuvelo is the initiating Party in a dispute, its shall bring such suit in a state or federal court which has jurisdiction over Thousand Oaks, California.

13.3 Patent and Trademark Dispute Resolution. Notwithstanding the above Section 13.2, as between the Parties, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Amgen Patent Rights or Joint Patent Rights or of any Product Trademark shall be submitted to a court of competent jurisdiction in the Territory in which such Patent Rights or Trademark rights were granted or arose. Notwithstanding the foregoing, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any United States patent application or patent within Amgen Patent Rights or Joint Patent Rights shall be submitted to a court of competent jurisdiction in the State of California.

ARTICLE 14

GENERAL

14.1 Force Majeure. Both Parties shall be excused from the performance of their obligations under this License Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this License Agreement may be required in order to arrive at an equitable solution.

14.2 Notices. Any notice required or permitted to be given under this License Agreement shall be in writing, shall specifically refer to this License Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered or, if sent by facsimile, electronic transmission is confirmed. Unless otherwise notified in writing, the mailing addresses and fax numbers for notice of the Parties shall be as described below.

For Nuvelo:	Nuvelo, Inc. 670 Almanor Ave. Sunnyvale, CA 94085-1710 Phone: (408) 524-8100 Facsimile: (408) 524-8415 Attn: General Counsel

With a copy to: Chief Financial Officer

For Amgen:	Amgen Inc. One Amgen Center Drive Thousand Oaks, CA 91320-1799 Fax: (805) 499-6058 Attention: Vice President, Licensing

With a copy to: Corporate Secretary

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14.3 Maintenance of Records. Each Party shall keep and maintain all records required by law or regulation with respect to Licensed Products and shall make copies of such records available to the other Party upon request.

14.4 No Strict Construction. This License Agreement has been prepared jointly and shall not be strictly construed against either Party.

14.5 Assignment. Other than as set forth in Sections 2.3 or 14.6, neither Party may assign or transfer this License Agreement or any lights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to Affiliates or to an entity that acquires all or substantially all of the business of such Party, whether in a merger, consolidation, reorganization, acquisition, sale or otherwise. This License Agreement shall be binding on the successors and assigns of the assigning Party, and the name of a Party appearing herein shall be deemed to include the name(s) of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this License Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 14.5 shall be null and void and of no legal effect. The assigning Party shall forward to the other Party a copy of those portions of each fully executed assignment agreement which relate to the assumption of the rights and responsibilities of the assigning Party, within sixty (60) days of the execution of such assignment agreement.

14.6 Performance by Affiliates. Each of Amgen and Nuvelo acknowledge that obligations under this License Agreement may be performed by Affiliates of Amgen and Nuvelo. Each of Amgen and Nuvelo guarantee performance of this License Agreement by its Affiliates, notwithstanding any assignment to Affiliates in accordance with Section 14.5 of this License Agreement. Wherever in this License Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such affiliates/entities may not make decisions inconsistent with this License Agreement, nor amend the terms of this License Agreement or act contrary to its terms in any way. Nuvelo shall forward to Amgen a copy of each fully executed license or sublicense agreement, within sixty (60) days of the execution of each such license or sublicense agreement.

14.7 Counterparts. This License Agreement may be executed in two (2) or more counterparts, each. of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.8 Severability. If any one or more of the provisions of this License Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, such provisions shall be considered severed from this License Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this License Agreement, as

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evidenced by the terms of this License Agreement in accordance with Section 14.16, may be realized.

14.9 Headings. The headings for each Article and Section in this License Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Unless otherwise specified, (a) references in this License Agreement to any Article, Section or Exhibit shall mean references to such Article, Section or Exhibit of this License Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument or other document in this License Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time-to-time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

14.10 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this License Agreement.

14.11 Independent Contractors. The relationship between Nuvelo and Amgen created by this License Agreement is one of independent contractors. This License Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee (express or implied) on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this License Agreement.

14.12 No Benefit of Third Parties. The representations, warranties, covenants and agreements set forth in this License Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

14.13 Use of Name. Except as expressly provided in this License Agreement, no Party hereto shall use, and no rights are granted in or to, the names or Trademarks (including the names “Amgen” and “Nuvelo”), physical likeness, employee names or owner symbol of the other Party for any purpose (including, without limitation, private or public securities placements) without the prior written consent of the affected Party, such consent not to be unreasonably withheld or delayed so long as such use of name is limited to an objective statement of fact rather than for endorsement purposes, provided, further that in the event that such use is legally required the required Party shall provide the affected Party with “reasonable opportunity to comment on such use and the required Party shall reasonably consider the comments timely provided by such affected Party. Neither Party shall use any Trademark which either substantially resembles or is confusingly similar to, misleading or deceptive with respect to, or which dilutes any of the other Party’s Trademarks in connection with the subject matter of this License Agreement.

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14.14 No Waiver. Any delay in enforcing a Party’s rights under this License Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this License Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

14.15 Export Requirements. It is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Each Party hereby agrees and by entering into this License Agreement gives written assurance that it shall comply with all United States laws and regulations controlling the export of commodities and technical data within Information and Materials, that it will be solely responsible for any violation of any such laws and regulations by itself, its Affiliates or its Sublicensees, and that it will indemnify, defend and hold the other Party harmless from any liability in the event of any legal action of any nature occasioned by such violation, pursuant to Section 11.1 (in the case of Amgen) or Section 11.2 (in the case of Nuvelo).

14.16 Entire Agreement; Amendment. This License Agreement (including all Exhibits); that certain Warrant Purchase Agreement, dated January 8, 2002; and any rights and obligations surviving, by its terms, termination of that certain Collaboration Agreement (as defined herein on Page 1) set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties. There are no covenants, promises, agreements, warranties, representations, conditions or understandings (either oral or written) between the Parties other than as are set forth herein and therein. This License Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by an authorized officer of each Party (i.e., it may not be modified by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like).

14.17 Exhibits. All Exhibits referenced herein and attached hereto are incorporated in this License Agreement by reference.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, the Parties have executed this License Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

AMGEN INC.		NUVELO, INC.

By:		By:

Print Name:	Roger M. Perlmutter, M.D., Ph.D.	Print Name:	Ted W. Love

Title:	Executive Vice President,	Title:	Pres & CEO
Research and Development

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EXHIBIT A

Defined Terms

A.1 “Affiliate” shall mean, except as provided below, an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, a government or any department or agency thereof, or any other entity or any combination of the aforementioned entities that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with Amgen or Nuvelo. For purposes of this definition, “control” shall mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a Party, whether through ownership of more than fifty percent (50%) of the voting securities of such Party, by contract or otherwise.

A.2 “Alfimeprase” shall mean the polypeptide having the amino acid sequence which is set forth in Exhibit B.

A.3 “Amgen Know-How” shall mean all Information and Material Controlled by Amgen prior to or on the Effective Date necessary to Develop, manufacture or Commercialize Licensed Products, including but not limited to the following information: (1) information disclosed in the IND for Alfimeprase as of the Effective Date; (2) information disclosed as of the Effective Date in any IND supplements for Alfimeprase; (3) all Amgen-sponsored collaborator data and results (subject to any contractual confidentiality obligations of Amgen to Third Parties regarding such results); (4) any regulatory data which Amgen provides to Nuvelo; (5) sequence information of other Licensed Products and information regarding their activity; and (6) such information which Amgen expressly designates in writing it intends to include as Amgen Know-How under this License Agreement; provided however, that Amgen Know-How shall exclude Amgen Material and Manufacturing Information.

A.4 “Amgen Material and Manufacturing Information” shall mean the most current version of (i) the Materials (other than Licensed Products); and (ii) the Information pertaining to the manufacture of Licensed Products including, without limitation, Information contained in the CMC section of any applicable Regulatory Filings or Information regarding Amgen’s manufacturing facility; and (iii) Information regarding the Materials.

A.5 “Amgen Patent Rights” shall mean Amgen’s rights in (a) those Patent Rights Controlled by Amgen on the Effective Date with respect to the Licensed Products and listed in Exhibit C and (b) all Patent Rights Controlled by Amgen prior to or during the term of the License Agreement that claim Amgen Know-How.

A.6 “Amgen Technology” “shall mean all Amgen Patent Rights and Amgen Know-How and Amgen’s interest in the Joint Patent Rights and Joint Know-How.

A.7 “Asian Countries” shall mean one or more of the following: Bangladesh, Cambodia, India, Indonesia, Japan, Laos, Malaysia, Myanmar, Nepal, North Korea, Pakistan, Peoples Republic of China (including Hong Kong and Macao), Philippines, Singapore, South Korea, Sri Lanka, Taiwan, Thailand and Vietnam.

Amgen Contract #200200784	35

A.8 “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on either March 31, June 30, September 30, or December 31 for so long as this License Agreement is in effect.

A.9 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.

A.10 “Commercialize” or “Commercialization” shall mean all activities relating to the manufacturing, promotion, and other pre-launch and post-launch marketing and sale activities of Licensed Products and shall include without limitation, Phase IV clinical trials (as defined in the Collaboration Agreement) or equivalent clinical trials conducted following Regulatory Approval to market such Licensed Product.

A.11 “Commercially Reasonable Efforts” shall mean the level of efforts and resources required to Develop, manufacture or Commercialize a Licensed Product in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company would typically devote to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Commercially Reasonable Efforts shall be determined on a country-by-country (each country including its territories) basis for a particular Licensed Product, and it is anticipated that the level of effort will change over time reflecting changes in the status of the Licensed Product and the country (including its territories) involved.

A.12 “Competitive Product” shall mean any pharmaceutical product, other than a Licensed Product, that contains (a) Alfimeprase or (b) any fibrinolytic metalloproteinase product which has, incorporates or contains the following properties: (i) is directly fibrinolytic, (ii) does not require the involvement of the plasminogen system, and (iii) is complexed by alpha-2 macroglobulin.

A.13 “Confidential Information” shall mean all Information received by either Party from the other Party pursuant to this License Agreement, other than that portion of such Information which:

(a)	is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b)	was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party;

(c)	is subsequently disclosed to the receiving Party, by a Third Party lawfully in possession thereof without obligation to keep it confidential;

(d)	has been publicly disclosed other than by the disclosing Party and without breach of an obligation of confidentiality with respect thereto; or

(e)	has been independently developed by the receiving Party without the aid, application or use of Confidential Information, as demonstrated by competent written proof.

Amgen Contract #200200784	36

A.14 “Control” or “Controlled” shall mean possession of the ability to grant a license or sublicense as provided for herein under such intellectual property right without violating the terms of any agreement or other arrangement with any Third Party.

A.15 “Development” or “Develop” shall mean all research, pre-clinical, process development/manufacturing and clinical activities undertaken for a Licensed Product required to successfully complete Pivotal Trials in the Territory. For the avoidance of doubt, these activities shall include clinical drug development activities, including among other things: test method development and stability testing, toxicology, formulation, statistical analysis and report writing, product approval and registration, and regulatory affairs related to the foregoing. When used as a verb, “Develop” means to engage in Development.

A.16 “Dollar” shall mean a United States dollar, and “$” shall be interpreted accordingly.

A.17 “Drug Approval Application” shall mean an application for Regulatory Approval required before commercial sale or use of a Licensed Product as a drug or to treat a particular indication in a regulatory jurisdiction, including without limitation: (a) (i) a Biologics License Application (BLA) pursuant to 21 C.F.R. 601.2, submitted to the FDA, or any successor application or procedure and (ii) any counterpart of a U.S. BLA in another country in the Territory; and (b) all supplements and amendments, including supplemental BLAs (and any foreign counterparts), that may be filed (e.g., to expand the label) with respect to the foregoing.

A.18 “FDA” shall mean the United States Food and Drug Administration, or any successor thereto.

A.19 “First Commercial Sale” shall mean the initial transfer by Nuvelo or its Affiliates or Sublicensees under this License Agreement of a Licensed Product to a non-Sublicensee Third Party in exchange for cash or some equivalent to which value can be assigned for the purpose of determining Net Sales, following Regulatory Approval to market such Licensed Product.

A.20 “Force Majeure” shall mean any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by such Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, breakdown of plant, shortage of critical equipment, loss or unavailability of manufacturing facilities or material, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government, inability to produce or use materials, labor, equipment, transportation, or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred.

A.21 “GAAP” shall mean United States generally accepted accounting principles.

Amgen Contract #200200784	37

A.22 “IND” shall mean an Investigational New Drug application.

A.23 “Information” shall mean all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms.

A.24 “Joint Know-How” shall mean Information and Materials characterized, conceived, developed, derived, generated or identified jointly by employees of or consultants to Nuvelo and employees of or consultants to Amgen from the Effective Date through the Term.

A.25 “Joint Patent Rights” shall mean all Patent Rights that claim or disclose Joint Know-How.

A.26 “Licensed Product(s)” shall mean (a) Alfimeprase or (b) any fibrinolytic metalloproteinase product which is owned or Controlled by Amgen and/or Nuvelo and which has, incorporates or contains the following properties: (i) is directly fibrinolytic, (ii) does not require the involvement of the plasminogen system, and (iii) is complexed by alpha-2 macroglobulin.

A.27 “Losses” shall mean liabilities, costs, fees, expenses and/or losses, including without limitation reasonable legal costs and expenses and attorneys’ fees for outside counsel.

A.28 “Materials” shall mean certain biological materials including, but not limited to, Licensed Products, screens, animal models, cell lines, cells, nucleic acids, receptors and reagents.

A.29 “Net Sales” shall mean all revenues recognized in accordance with GAAP from the sale or other disposition of Licensed Products by Nuvelo or its Affiliates or Sublicensees to a non-Sublicensee Third Party after deducting returns and allowances (actually paid or allowed) including, but not limited to, prompt payment and volume discounts, price reductions, including Medicaid and similar types of rebates, chargebacks from wholesalers of Licensed Products (whether in cash or trade), freight, shipping, packing, insurance, rebates, and sales and other taxes based on sales prices when included in gross sales, but not including taxes when assessed on income derived from such sales. Amounts received by Nuvelo or its Affiliates for the sale of Licensed Products among Nuvelo or its Affiliates for resale or for transfer of Licensed Products to a Sublicensee for resale shall not be included in the computation of Net Sales hereunder.

A.30 “Patent Rights” shall mean (i) a pending application for a patent, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof; or (ii) an issued, unexpired patent (with the term “patent” being deemed to encompass, without limitation, an inventor’s certificate) which has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof.

Amgen Contract #200200784	38

A.31 “Pivotal Trial(s)” shall mean those clinical trials on sufficient numbers of patients that, if the defined end-points are met, are designed (and agreed to by the FDA, or other Regulatory Authorities in the Territory based upon existing data in the same patient population) as of the start of the trial to definitively establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and provide pivotal data supporting Regulatory Approval of such drug or label expansion of such drug and that satisfy the requirements of 21 CFR 321.21(c) (or its successor regulation), or an equivalent foreign clinical trial.

A.32 “Product Trademark” shall mean any trademarks and trade names (and trademark applications (whether or not registered) together with all goodwill associated therewith, and any renewals, extensions or modifications thereto in the Territory), trade dress and packaging which (a) are owned by or Controlled by either Party and (b) are applied to or used with Licensed Products or any Promotional Materials. The Parties hereby acknowledge that as of the Effective Date no such Product Trademarks are owned or have been developed by Amgen.

A.33 “Promotional Materials” shall mean all sales representative training materials and all written, printed, graphic, electronic, audio or video matter including, but not limited to, journal advertisements, sales visual aids, direct mail, direct-to-consumer advertising, Internet postings, broadcast advertisements, and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party in connection with any Promotion (as defined herein) or Detailing (as defined in the Collaboration Agreement) of a Licensed Product, except for (i) the Regulatory Authority-approved full prescribing information for a Licensed Product, including any required patient information and (ii) all labels and other written, printed or graphic matter upon any container, wrapper, or any package insert or outsert utilized with or for a Licensed Product.

A.34 “Regulatory Approval” shall mean any approvals (including supplements, amendments, pre- and post-approvals and price approvals), licenses, registrations or authorizations (including designations of a Licensed Product as an “Orphan Product” under the Orphan Drug Act) of any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including the FDA or equivalent foreign Regulatory Authorities, necessary for the distribution, use or sale of a Licensed Product in a regulatory jurisdiction. Regulatory Approval shall not include any site license for an Amgen manufacturing facility.

A.35 “Regulatory Authority” shall mean the FDA or any counterpart of the FDA outside the United States.

A.36 “Regulatory Filings” shall mean collectively, INDs, BLAs, establishment license applications (ELAs) and drug master files (DMFs), applications for designation of a Licensed Product as an “Orphan Product” under the Orphan Drug Act, or any other similar filings (including any foreign equivalents and further including any related correspondence and discussions), and all data contained therein, as may be required by the FDA or equivalent foreign Regulatory Authorities for the Development, manufacture or Commercialization of a Licensed Product.

Amgen Contract #200200784	39

A.37 “Royalty” or “Royalties” shall mean those amounts payable as royalties by Nuvelo to Amgen pursuant to Section 5.2 of this License Agreement.

A.38 “Sublicensee” shall mean a Third Party to whom Nuvelo shall have granted a license or sublicense under Nuvelo’s rights pursuant to Section. 2.3 to make, have made, use, sell, offer for sale, or import a Licensed Product in one or more countries in the Territory. Solely for the purpose of any compensation payable to Amgen hereunder, “Sublicensee” shall include a Third Party to whom Nuvelo or another Sublicensee shall have granted the right to distribute one or more Licensed Product(s), wherein such distributor pays to Nuvelo or such another Sublicensee a royalty based upon the revenues received by the distributor for the sale of such Licensed Product(s), but shall not include (i) any Third Party who receives an implied license to use a unit of Licensed Product(s), arising by operation of law, as a consequence of the purchase of said unit of Licensed Product(s); or (ii) any Third Party where Nuvelo or such another Sublicensee merely sells such Licensed Product(s) at a fixed transfer price to such distributor for resale by such distributor and Nuvelo is not compensated based on the resale price of such Licensed Product by such distributor.

A.39 “Term” shall have the meaning set forth in Section 12.1.

A.40 “Territory” shall mean the world.

A.41 “Third Party” shall mean any individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, a government or any department or agency thereof, or any other than Amgen or Nuvelo or an Affiliate of either of them.

A.42 “Third Party Payment” shall mean all upfront payments, milestone payments, license fees, royalties or other payments, payable to any Third Party under any Third Party license agreement deemed necessary or useful to make, have made, use, sell, offer to sell, and import, export or otherwise transfer physical possession of or otherwise transfer title in a Licensed Product.

A.43 “Trademark” shall mean any and all corporate names, trade names, service marks, logos or trademarks and trademark applications (whether or not registered) together with all good will associated therewith, and any renewals, extensions or modifications thereto either filed or used.

A.44 “Valid Claim” shall mean (i) an unexpired claim of an issued patent within the Amgen Patent Rights and Joint Patent Rights that has not been found to be unpatentable, invalid or unenforceable by a court or other authority in the country of the patent, from which decision no appeal is taken or can be taken; or (ii) a claim of a pending application within the Amgen Patent Rights and Joint Patent Rights, wherein such pending application claims a first priority no more than five (5) years prior to the date upon which pendency is determined.

Amgen Contract #200200784	40

EXHIBIT B

PROTEIN SEQUENCE OF ALFIMEPRASE

RN	259074-76-5 ZREGISTRY
CN	3-203-Fibrolase [3-serine] (Agkistrodon contortrix contortrix recombinant)
(9CI) (CA INDEX NAME)
FS	PROTEIN SEQUENCE
SQL	201
NTE

type	location		description
bridge	Cys-116	- Cys-196	disulfide bridge
bridge	Cys-156	- Cys-180	disulfide bridge
bridge	Cys-158	- Cys-163	disulfide bridge

SEQ	1	SFPQRYVQLV	IV&DHRMNTK	YNGDSDKIRQ	WVHQIVNTIN	EIYRPLNIQF
	51	TLVGLEIWSN	QDLITVTSVS	HDTLASFGNW	RETDLLRRQR	HDNAQLLTAI
	101	DFDGDTVGLA	YVGGMCQLKH	STGVIQDHSA	INLLVALTMA	HELGHNLGMN
	151	HDGNQCHCGA	NSCVMAAMLS	DQPSKLFSDC	SKKDYQTFLT	VNNPQCILNK
	201	P

SEQ.3	1	Ser-Phe-Pro-Gln-Arg-Tyr-Val-Gln-Leu-Val-
	11	Ile-Val-Ala-Asp-His-Arg-Met-Asn-Thr-Lys-
	21	Tyr-Asn-Gly-Asp-Ser-Asp-Lys-Ile-Arg-Gln-
	31	Trp-Val-His-Gln-Ile-Val-Asn-Thr-Ile-Asn-
	41	Glu-Ile-Tyr-Arg-Pro-Leu-Asn-Ile-Gln-Phe-
	51	Thr-Leu-Val-Gly-Leu-Glu-Ile-Trp-Ser-Asn-
	61	Gln-Asp-Leu-Ile-Thr-Val-Thr-Ser-Val-Ser-
	71	His-Asp-Thr-Leu-Ala-Ser-Phe-Gly-Asn-Trp-
	81	Arg-Glu-Thr-Asp-Leu-Leu-Arg-Arg-Gln-Arg-
	91	His-Asp-Asn-Ala-Gln-Leu-Leu-Thr-Ala-Ile-
	101	Asp-Phe-Asp-Gly-Asp-Thr-Val-Gly-Leu-Ala-
	111	Tyr-Val-Gly-Gly-Met-Cys-Gln-Leu-Lys-His-
	121	Ser-Thr-Gly-Val-Ile-Gln-Asp-His-Ser-Ala-
	131	Ile-Asn-Leu-Leu-Val-Ala-Leu-Thr-Met-Ala-
	141	His-Glu-Leu-Gly-His-Asn-Leu-Gly-Met-Asn-
	151	His-Asp-Gly-Asn-Gln-Cys-His-Cys-Gly-Ala-
	161	Asn-Ser-Cys-Val-Met-Ala-Ala-Met-Leu-Ser-
	171	Asp-Gln-Pro-Ser-Lys-Leu-Phe-Ser-Asp-Cys-
	181	Ser-Lys-Lys-Asp-Tyr-Gln-Thr-Phe-Leu-Thr-
	191	Val-Asn-Asn-Pro-Gln-Cys-Ile-Leu-Asn-Lys-
	201	Pro

Amgen Contract #200200784	41

EXHIBIT C

AMGEN PATENT RIGHTS AS OF THE EFFECTIVE DATE

PATENTS

COUNTRY	TITLE	PATENT #
ALBANIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
AUSTRIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
BELGIUM	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
BULGARIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
CYPRUS	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
DENMARK	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
EURASIAN PATENT OFFICE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	4627
EUROPEAN PATENT OFFICE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
FINLAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
FRANCE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
GERMANY	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
GREAT BRITAIN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
GREECE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
IRELAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
ITALY	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
LATVIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
LITHUANIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
LUXEMBOURG	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
MACEDONIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
MONACO	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
NETHERLANDS	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
NEW ZEALAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	518007
PORTUGAL	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
ROMANIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
SLOVENIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
SOUTH AFRICA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	02002/2400
SPAIN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
SWEDEN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
SWITZERLAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	1220685
UNITED STATES	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	6440414

Amgen Contract #200200784	42

PATENTS

COUNTRY	TITLE	PATENT #
UNITED STATES	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	6455269
UNITED STATES	DNA MOLECULES ENCODING FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	6617145
AUSTRALIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	767827
NEW ZEALAND	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	517951
SINGAPORE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	87654
SOUTH AFRICA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	02002/2206
UNITED STATES	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	6261820
UNITED STATES	SIZE ENHANCED FIBRINOLYTIC ENZYMES; LIMITATIONS OF PLASMA INACTIVATION	6214594

PATENT APPLICATIONS

COUNTRY	TITLE	PATENT APPLICATlONS#
UNITED STATES	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	10/226408
PCT	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCULSION USING FIBRINOLYTIC	US03/19702
UNITED STATES	METHOD FOR TREATMENT OF INDWELLING CATHETER OCCULSION USING FIBRINOLYTIC	10/177916
AUSTRALIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	77430/00
BRAZIL	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	PI00014420-7
CANADA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	2385966
CHINA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	816379
CZECH REPUBLIC	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	02002-1033
HONG KONG	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	3100282.4
HUNGARY	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	00P0202554
ISRAEL	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	148842
JAPAN	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	2001527816
MEXICO	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	3197
NORWAY	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	20021500
PCT	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	US00/27022
POLAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	P-355016
SERBIA AND MONTENEGRO	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	P-233/02
SINGAPORE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	2002017465
SLOVAKIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	42402002

Amgen Contract #200200784	43

PATENT APPLICATIONS

COUNTRY	TITLE	PATENT APPLICATIONS#

SOUTH KOREA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	7004128/02

AUSTRALIA	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	2004201694

EUROPEAN PATENT OFFICE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	4007657.2

NEW ZEALAND	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	530959

SINGAPORE	PHARMACEUTICAL COMPOSITIONS OF FIBRINOLYTIC AGENT	2004005427

AUSTRALIA	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	0024346/01

CANADA	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	2394613

EUROPEAN PATENT OFFICE	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	988099.8

HONG KONG	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	3101990.5

JAPAN	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	2001544901

MEXICO	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	2002006024

PCT	METHOD FOR LOCALIZED ADMINISTRATION OF FIBRINOLYTIC METALLOPROTEINASES	US00/34143

UNITED STATES	METHODS FOR THE TREATMENT OF THROMBOSIS	10/441667

BRAZIL	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	00014414-2

BULGARIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	106578

CANADA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	2386185

CHINA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	816321.9

CZECH REPUBLIC	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	02002-1034

EURASIAN PATENT OFFICE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	200200410

EUROPEAN PATENT OFFICE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	965554.9

HONG KONG	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	3100667.9

HUNGARY	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	00P0202650

ISRAEL	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	148787

JAPAN	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	2001528597

MEXICO	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	2002003126

NORWAY	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	20021501

PCT	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	US00/27029

POLAND	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	00P-355017

SERBIA AND MONTENEGRO	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	00P-225/02

Amgen Contract #200200784	44

PATENT APPLICATIONS

COUNTRY	TITLE	PATENT APPLICATIONS#

SLOVAKIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	PV4232002S

SOUTH KOREA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	7004225

AUSTRALIA	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	2004200775

EURASIAN PATENT OFFICE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1

MEXICO	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	1

NEW ZEALAND	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	530114

SERBIA AND MONTENEGRO	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	00P-596/04

SINGAPORE	FIBRINOLYTICALLY ACTIVE POLYPEPTIDE	2473790

PCT	SIZE ENHANCED FIBRINOLYTIC ENZYMES; LIMITATION OF PLASMA INACTIVATION	US99/10108

Amgen Contract #200200784	45

EXHIBIT D

MANUFACTURING TRANSFER OUTLINE

Summary

The Tech Transfer of the alfimeprase will occur on two fronts. First, the API process and fill/finish process will be transferred to Nuvelo and then Nuvelo will be responsible for transferring the process to the contract manufacturer, Avecia and the fill/finish contractor of Nuvelo’s choice, which shall be either [*]            or  [*]        Amgen will provide documentation currently in its possession necessary for the transfer of manufacturing and to support Nuvelo’s BLA filing to the extent relating to Amgen’s manufacturing prior of Licensed Product prior to the Effective Date of the License Agreement. Activities associated with transfers of analytical methods will be similar for both API and DP. All transfers would begin as soon as possible after entering into the License Agreement. Amgen would commit [*]    [*] FTEs for a one-year period to performing the manufacturing technology transfer, one in Process Development, one in Drag Product Process Development and one in Quality/Analytics. Amgen’s manufacturing technology transfer responsibilities will be complete upon Avecia’s successful completion of the shakedown runs.

Transfer of API Process:

Time [*]	LAUNCH ( [*] )

•	Meeting with CMO

•	Review and finalize process fit

•	Review equipment specs and confirm for ordering

•	Prepare activity plan (includes lab-scale, large-scale centrifugation runs, validation, etc.)

•	Discuss analytical method transfer, and finalize assay validation responsibilities

•	Outline timeline and activities for harvest development

•	Discuss process characterization plan

•	Discuss training plan for CMO operators

•	Finalize communication process, points of contact, etc. (between CMO manufacturing operators, CMO tech transfer leads and ATO)

•	Delivery of Technology Transfer Package

Time [*]	EQUIPMENT and RAW MATERIALS ( [*] )

•	Avecia/Nuvelo to order chromatography columns

•	Avecia/Nuvelo to order depth filtration filter housings (6 housings)

•	Avecia/Nuvelo to order delipid filtration filter housing (1 housings)

•	Avecia/Nuvelo to order Stedim jacketed pallet tank for 1000-L bags, and confirm availability of sterile bags (possible custom bag design with 1” tubing – order)

[ * ]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

•	Avecia/Nuvelo to order membrane holders for existing CMO ultrafiltration skids

•	Avecia/Nuvelo to order trace heating elements for media filtration lines

•	Check on availability of all raw materials, and Avecia/Nuvelo to begin ordering

EQUIPMENT MODIFICATION / COMMISSIONING ( [ * ]      )

•	Avecia/Nuvelo to test and evaluate ammonia gas system in fermentation suite

•	Avecia/Nuvelo to modify bioreactor controls for mass-flow (for lab-scale and production scale)

•	Discuss and Avecia/Nuvelo to complete various piping modifications to support process

•	Discuss and Avecia/Nuvelo to prepare microfiltration skid as possible alternative to centrifugation

VALIDATION PLAN (  [ * ]    )

•	Avecia/Nuvelo to Create validation Master Plan for conformance lots

PROCESS CHARACTERIATION ( [ * ]    )

•	Avecia/Nuvelo to Plan for characterization studies

Time [*]	LAB SCALE DEMONSTRATION RUNS ( [*] )

•	Avecia to create batch records for lab scale runs (both upstream and downstream)

•	Avecia to perform a minimum of two runs

•	Avecia collect and review lab scale data

•	Avecia to develop and test microfiltration strategy for harvest (as alternative to centrifugation)

•	Avecia to test and finalize analytical assays for process

PROCESS CHARACTERIATION ( [ * ]      )

•	Avecia to perform characterization studies

CENTRIFUGE CHARACTERIZATION ( [ * ]      )

•	Avecia to write, review and finalize batch records

•	Avecia to perform two large scale centrifugation runs

•	Avecia to collect and review data

•	Avecia to decide on final clarification strategy for harvest (microfiltration versus centrifugation)

[ * ]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

Time [	* ] WRITE MANUFACTURING PROCEDURES ( [ * ] )

•	Avecia to create, review and finalize equipment validation procedures

•	Avecia to create, review and finalize batch records/manufacturing procedures for “Shake-down” runs

•	Avecia to create process validation protocols

Time [	* ] EQUIPMENT ( [ * ] )

•	Avecia to perform Factory Acceptance Tests (FAT)

•	Avecia to receive all equipment

•	Avecia to perform IQ/OQ/ PQ equipment validation

Time [	* ] “SHAKE-DOWN” (ENGINEERING) RUNS ( [ * ] )

•	Avecia to perform two runs at large scale to test equipment, process, analytical assays, etc.

•	Avecia to collect and review data (compare to clinical GMP data)

•	Avecia to troubleshoot issues, and finalize logistics and process for preparation of conformance lots (including revision of batch records and manufacturing procedures)

•	Avecia to finalize acceptance criteria for conformance lots

Time [	* ] CONFORMANCE LOTS ( [ * ] )

•	Avecia to perform five successful consecutive conformance lots

•	Avecia to perform “blank” run following the five conformance lots

•	Avecia to collect and review data

•	Avecia to complete process validation protocols

[ * ]

Transfer of Drug Product (Fill/Finish)

It was anticipated that a contract manufacturer would be selected [ * ]

•	Tech Transfer items

•	Amgen to prepare technical package for CM site

•	Nuvelo to ID and procure equipment for CM site (tanks, change parts, raw materials, components, freezers if needed, etc)

•	CM to conduct tank characterization

•	CM/Nuvelo to Review Batch record/MP/SOP draft

[ * ]	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended.

•	Nuvelo to Develop validation strategy with CM site

•	Nuvelo to work with CM on validation support of vial wash and sterilization, stopper processing, etc

•	CM to support WFI runs

•	Nuvelo to support shakedown engineering runs

•	CM to complete Lyo robustness studies (full scale at CM)

•	CM to complete any scale-down work needed based on site parameters

•	Nuvelo to support Validation runs

•	Nuvelo to partner with Contract Mfg on site selection for secondary packaging (may be a post-conformance activity)

Transfer of Analytical Methods:

•	Amgen to transfer documentation to contract manufacturer

•	Amgen to review Method Transfer Protocols (MTP) with CM and Nuvelo

•	Amgen to provide support for method troubleshooting

•	Nuvelo and Amgen to review data from CM on MTP execution

•	Nuvelo to review draft of Method Transfer Reports with CM and Amgen

•	Amgen to transfer of stability samples to CM

•	Amgen to transfer of stability database to CM

Amgen Contract #200200784	49